  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997
                                                    REGISTRATION NO. 333-38759


                      SECURITIES AND EXCHANGE COMMISSION


                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                             ARMOR HOLDINGS, INC.
              (Exact name of registrant as specified in charter)


        DELAWARE                            3842, 7381                        59-3392443
(State or other jurisdiction        (Primary Standard Industrial          (I.R.S.Employer
of incorporation or organization)    Classification Code Numbers)          Identification No.)

                ARMOR HOLDINGS, INC.                                              Warren B. Kanders
            13386 INTERNATIONAL PARKWAY                                 Chairman of the Board of Directors
              JACKSONVILLE, FL 32218                                            Armor Holdings, Inc.
                  (904) 741-5400                                            13386 International Parkway
                                                                               Jacksonville, FL 32218
                                                                                   (904) 741-5400

(Address, including zip code and telephone number,               (Address, including zip code and telephone number,
including area code, of registrant's principal executive         including area code, of registrant's principal executive
offices)                                                         offices)



                                with copies to:
                           ROBERT L. LAWRENCE, ESQ.
                              KANE KESSLER, P.C.
                          1350 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10019
                                (212) 541-6222

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General instruction G, check the following box. |_|
                                          CALCULATION OF REGISTRATION FEE

================================================================================================================================
     TITLE OF EACH                                         Proposed                  Proposed
       CLASS OF                                             maximum                   maximum                 Amount of
      SECURITIES                  Amount                offering price               aggregate               registration
   TO BE REGISTERED             registered               per share(1)            offering price(1)              fee(2)
--------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01
       par value                 4,000,000                  $12.53                  $50,120,000               $15,187.86
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sale prices for the Common Stock on the American Stock Exchange on October 23, 1997.


(2) The Company has previously paid to the Commission a registration fee of $15,187.86 pursuant to Rule 457(c)


THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.



                SUBJECT TO COMPLETION, DATED DECEMBER 15, 1997




                               4,000,000 SHARES

                             ARMOR HOLDINGS, INC.

                                 COMMON STOCK


         This Prospectus covers 4,000,000 shares of the common stock, $0.01 par value per share (the "Common Stock"), that may be offered and issued by Armor Holdings, Inc., (the "Company"), from time to time in connection with its acquisition of other businesses, properties or assets and in related transactions. The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "ABE." On December 12, 1997 the closing sales price of the Common Stock on the AMEX was $10.125 per share. See "Price Range of Common Stock and Dividend Policy."


         FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 8 TO 12.

         It is anticipated that acquisition transactions pursuant to this Prospectus will principally be in connection with the Company's current lines of products and services and related operations or other assets, but on occasion, acquired businesses or assets may be dissimilar to the business of the Company. The consideration for acquisition transactions will consist of shares of Common Stock, and may in addition include cash, notes or other evidences of debt, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and owners or controlling persons of the businesses or properties to be acquired, subject to the approval and authorization of the Company's Board of Directors. See "Acquisition Program."

         It is not expected that commissions will be paid by the Company, although finders' fees may be paid from time to time in connection with specific transactions. Any person receiving any such fees paid in Common Stock may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                          The date of this Prospectus is _____________ __, 1997

                    [INSIDE FRONT COVER PAGE OF PROSPECTUS]




This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from the Company's Corporate Secretary, c/o Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218, (904) 741-5400.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street , N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy and information statements and other information regarding the Company may also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, although the material terms thereof are described in this Prospectus, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified by such reference to such exhibits. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington D.C., at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and through the Commission's internet site at http://www.sec.gov. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.


                          INCORPORATION BY REFERENCE


         The Company hereby incorporates into this Prospectus by reference the following documents and the exhibits thereto previously filed with the Commission pursuant to the Securities Act and the Exchange Act:


         1. The Company's description of the Common Stock contained in the Company's Registration Statement on Form 8-A, (Reg. No. 1-11667) pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

         2. Annual Report on Form 10-KSB, as amended on Form 10-KSB/A-1 on April 29, 1997, for the fiscal year ended December 28, 1996;

         3. Current Report on Form 8-K, dated April 22, 1997, as amended on Form 8-K/A-1 on June 20, 1997;

         4. Definitive Proxy Statement dated May 27, 1997, relating to the annual meeting of stockholders held on June 12, 1997;

         5.       1996 Annual Report to Stockholders, filed on May 28, 1997.

         6. Current Report on Form 8-K, dated June 24, 1997, as amended on Form 8-K/A-1 on August 11, 1997;

         7. Quarterly Report on Form 10-QSB for the quarterly period ended March 29, 1996, as amended on Form 10-QSB/A-1 filed May 15, 1997;

         8. Financial Statements included on pages F-1 through F-82 in Registration Statement No. 333-28879 on Form S-1, filed by the Company with the Commission under the Securities Act;

         9. Summary Historical, Supplemental and Pro Forma Financial Data included on page 4 in Registration Statement No. 333-28879 on Form S-1, filed by the Company with the Commission under the Securities Act;

         10. Selected Consolidated Historical, Supplemental and Pro Forma Financial Data included on pages 13-14 in Registration Statement No. 333-28879 on Form S-1, filed by the Company with the Commission under the Securities Act;


         11. Unaudited Pro Forma Consolidated Financial Statements included on pages 15-22 in Registration Statement No. 333-28879 on Form S-1, filed by the Company with the Commission under the Securities Act;

         12. Quarterly Report on Form 10-Q for the quarterly period ended June 28, 1997; and

         13. Quarterly Report on Form 10-Q for the quarterly period ended September 27, 1997.


         In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the date on which the transaction is consummated shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such reports and documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person who receives a Prospectus, upon the written request of such person, a copy of any of the aforementioned documents, and all exhibits and amendments thereto, including the financial statements and schedules, as filed with the Commission. Written requests for such copies should be directed to the Company's Corporate Secretary at c/o Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218, (904) 741-5400.

                              PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements (including the Notes thereto) included elsewhere in this Prospectus. The historical Consolidated Financial Statements of Armor Holdings, Inc. for the year ended December 28, 1996 and for the interim three month period ended March 29, 1997 have been restated on a supplemental basis to give effect to the Company's combination with DSL Group Limited ("DSL") on April 16, 1997 in a transaction accounted for as a pooling of interests. Accordingly, such financial statements reflect the combined results of Armor Holdings, Inc. and DSL since July 31, 1996, the effective date of the acquisition of DSL's predecessor company by DSL. Certain other financial and operating data contained herein are presented on a pro forma basis to give effect to the acquisition of Gorandel Trading Limited ("GTL") on June 9, 1997, Supercraft (Europe) Limited, f/k/a Supercraft (Garments) Limited ("Supercraft") on April 7, 1997, and assets of Defense Technology Corporation of America on September 30, 1996. Unless the context otherwise requires (i) references to the Company mean Armor Holdings, Inc. and its consolidated subsidiaries and (ii) the information contained herein gives effect to the transfer on June 16, 1997, of the Company's operating assets and liabilities to a subsidiary as a result of which the Company became a holding company. References to the Company's fiscal year mean the 52-week fiscal year ended on the last Saturday of that calendar year (e.g., fiscal 1996 means the fiscal year ended December 28, 1996). References to the Company's third quarter mean the 13-week period ended on the 13th Saturday following the close of the second quarter of that calendar year (e.g., third quarter 1997 means the 13-week period ended September 27, 1997). This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements as a result of various factors, including those set forth under the caption "Risk Factors" and elsewhere in this Prospectus.



                                  THE COMPANY

         Armor Holdings, Inc. is a leading provider of security solutions to the increasing level of security problems encountered by domestic and foreign law enforcement personnel, governmental agencies and multi-national corporations. The Company's solutions include a broad range of high quality branded manufactured products, such as ballistic resistant vests and tactical armor, bomb disposal equipment, less-than-lethal munitions and anti-riot products marketed under brand names such as American Body Armor(TM), Defense Technology(TM) and First Defense(R). The Company distributes its manufactured products through its network of approximately 500 distributors or agents worldwide. The Company also provides sophisticated security planning, advisory and management services to multi-national corporations and governmental and non-governmental agencies, including the provision of highly trained, multi-lingual and experienced security personnel in violent and unstable areas of the world such as Angola, Colombia, Russia and the Democratic Republic of Congo (the former Zaire).

         Founded in 1969 as American Body Armor & Equipment, Inc., the Company was until recently primarily a manufacturer of armored products. Since the Company underwent a change of control in January 1996, the Company has pursued a strategy of growth through acquisition of businesses and assets that complement its existing operations. Since July 1996, the Company has acquired or combined with five businesses in the security products and specialty security services market including: (i) DSL, a leading provider of specialty security services in high risk and volatile regions of the world; (ii) GTL, a provider of specialized security services throughout Russia and Central Asia;
(iii) Supercraft, a European manufacturer of military apparel, high visibility garments and ballistic resistant vests; (iv) assets of Defense Technology Corporation of America, a manufacturer of less-than-lethal and anti-riot products; and (v) assets of the NIK Public Safety Product Line, a product line of portable narcotic identification kits used by law enforcement agencies. In 1996, the Company, on a pro forma basis giving effect to four of these transactions as though they had occurred as of the beginning of such period, generated approximately $68 million in revenues. The Company continues to seek to acquire businesses that will either expand its portfolio of products and services, strengthen its distribution network or expand its operations internationally.

         The market for security products and services worldwide is large and growing. Spending for police protection in the U.S. alone is estimated at $41 billion per year. The industry continues to be very fragmented, consisting of many small manufacturers and service providers. The market is changing, driven by the nature and perception of violent criminal activity both domestically and internationally, as increases in gang, illegal drug and militant activities have created more sophisticated, well-equipped and violent criminals. These changes have created opportunities for consolidation among providers of sophisticated products to the law enforcement and institutional corrections markets. Internationally, greater political, economic and social tensions and the proliferation of weapons due to deficient security and illegal arms sales continue to fuel criminal activities in lesser-developed nations. As the targets of many of these criminal activities, multi-national corporations and governmental agencies operating in these volatile regions are increasingly outsourcing their security services to reputable, experienced private companies.

         The Company believes these trends are increasing demand for its products and services. To capitalize on these trends, the Company is implementing its business and growth strategies. The principal elements of the Company's business strategy are: (i) offer a comprehensive portfolio of solutions to security threats; (ii) promote brand development through training and sales support; (iii) capitalize on the Company's global distribution network; (iv) capitalize on a diversified, global and institutional service customer base; and (v) maximize profitability and operational efficiencies. The principal elements of the Company's growth strategy are: (i) pursue strategic acquisitions; (ii) leverage its distribution network; (iii) leverage its service client base; and (iv) continue global expansion.

         The Company's executive offices are located at 13386 International Parkway, Jacksonville, Florida 32218. Its telephone number is (904) 741-5400.

                                 THE OFFERING

         This Prospectus covers 4,000,000 shares of Common Stock that may be offered and issued by the Company from time to time in connection with its acquisition of other businesses, properties or assets and in related transactions. Other than the businesses or properties acquired, there will be no proceeds to the Company from this offering. See "Acquisition Program." The Common Stock is listed on the AMEX under the symbol "ABE."

                              ACQUISITION PROGRAM

         Since January 1996, the Company has pursued a strategy of growth through acquisition of businesses and assets that complement its existing businesses. The Company expects the demand for defensive security products and services to continue to grow in the foreseeable future. The Company seeks to capitalize on this growth through, among other things, the pursuit of strategic acquisitions and continued global expansion.

         The Company believes that there currently exists a large pool of attractive acquisition candidates in the manufacturing and service sectors potentially available for purchase. The Company intends to continue to pursue selective acquisitions to enhance its position in its current markets, to acquire operations in new markets, to acquire operations that will broaden the range of products and scope of services which the Company can provide and to make its existing operating infrastructure more efficient. In seeking and reviewing acquisition opportunities, the Company will consider, among other things, the quality of the product or service of the acquisition candidate, the competitive climate, the quality of the management, the ability of the Company to further leverage its distribution network and service client base following an acquisition, the opportunity to improve or enhance operating results and other factors. The Company is seeking acquisition candidates worldwide, including areas that are not currently served or are under-served in the types of products and services offered by the Company. The Company is identifying these candidates and intends to continue to provide high quality branded manufactured products and sophisticated security services.

         On occasion, the Company may make acquisitions of businesses or assets that are dissimilar to the existing businesses of the Company if the Company determines that such acquisition would benefit the Company.

                                 RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. For a discussion of certain risks of an investment in the Common Stock offered hereby, see "Risk Factors" on pages 8 through 12.

                                 RISK FACTORS

Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the offering and the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "the Company believes" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

         A key element of the Company's growth strategy is the acquisition of businesses and assets that will complement its current businesses. There can be no assurance that the Company will be able to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, there can be no assurance that the Company will be successful in integrating acquired businesses into its existing operations or that such integration will not result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Such acquisitions may result in the Company incurring additional indebtedness or issuing preferred stock or additional Common Stock. There can be no assurance that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Company of making acquisitions or causing the Company to refrain from making further acquisitions. In addition, the terms and conditions of the Company's credit facility with Barnett Bank, N.A. (the "Credit Facility") impose, and the terms and conditions of future debt instruments may impose, restrictions on the Company that, among other things, restrict the Company's ability to make acquisitions.

RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS

         The Company has rapidly expanded its operations, and this growth has placed significant demands on its management, administrative, operating and financial resources. The continued growth of the Company's customer base, the types of services offered and the geographic markets served can be expected to continue to place a significant strain on the Company's resources. In addition, personnel qualified both in the provision of the Company's security services and the marketing of such services are difficult to identify and hire. The Company's future performance and profitability will depend in large part on its ability to attract and retain additional management and other key personnel, its ability to implement successfully enhancements to its management systems and its ability to adapt those systems, as necessary, to respond to growth in its business. No assurance can be made that the Company will be able to hire such qualified persons as and when required. See "Business--Growth Strategy."

INHERENT RISKS OF CERTAIN PRODUCTS SOLD BY THE COMPANY

         The products manufactured by the Company are used in applications where the failure of such products to perform as expected, or the failure to use such products properly, could result in serious bodily injury or death. These products include body armor designed to protect against ballistic and sharp instrument penetration, and less-than-lethal and anti-riot products such as pepper sprays, distraction devices, and flameless expulsion grenades. The Company and DTC (as hereinafter defined), among other parties, have been named as defendants in a product liability lawsuit claiming damages for wrongful death resulting from the use by law enforcement officers of less-than-lethal products sold by DTCoA (as hereinafter defined). The Company is aware of claims, including claims against DTCoA, of permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-than-lethal. The Company is also aware that the U.S. Justice Department is studying the role that self-defense pepper sprays may have had in the deaths of suspects sprayed by law enforcement personnel. In addition, the manufacture and sale of certain less-than-lethal products may be the subject of product liability claims in the event that such products do not perform in the manner in which they are intended to perform. See "--Risks of Product Liability" and "Business--Litigation."

INHERENT RISKS OF SERVICES PROVIDED BY THE COMPANY

         The Company provides security services through DSL. These services are most in demand in areas of the world encountering high levels of violence, unstable or chaotic political environments and little or no effective local law enforcement authorities. As a result, DSL's management and employees are often located in highly unsafe and unstable environments, such as Africa, South America and Central Asia. Under certain circumstances, the Company supplements its own personnel with local police or military who are not legally under the control and supervision of the Company. This lack of direct control may limit the Company's effectiveness without insulating the Company from liability claims based on the actions of these personnel. In addition, murders, kidnappings and attacks on facilities and installations are endemic in the locations in which DSL operates. There can be no assurance that lawsuits alleging negligence in the provision of security services and seeking substantial amounts in damages will not be brought in the future, or that any such lawsuit would not be successful and have a material adverse effect on the Company's financial condition and results of operations. See "Business--Products and Services."

RISKS OF PRODUCT LIABILITY

         The failure of the Company's products to perform as intended could result in serious injury or death and give rise to product liability claims against the Company. There can be no assurance that the Company's product liability insurance coverage will be sufficient to cover the payment of any potential claim. In addition, there can be no assurance that insurance coverage will continue to be available or, if available, that the Company will be able to obtain it at a reasonable cost. Any substantial uninsured loss would have to be paid out of the assets of the Company and would have a material adverse effect on the Company's financial condition. In addition, the lack of product liability coverage would prohibit the Company from bidding for orders for certain municipal customers which require such coverage. Any such lack of coverage would have a material adverse effect on the Company's financial condition and results of operations. See "Business--Litigation."

RISKS OF CONDUCTING INTERNATIONAL OPERATIONS


         The Company has operations and assets in many parts of Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, the Company sells its products and services in other foreign countries and is seeking to increase its level of international business activity. Accordingly, the Company is subject to various risks, including U.S.-imposed embargoes of sales to specific countries, foreign import controls and foreign currency restrictions, which may be arbitrarily imposed and enforced, exchange rate fluctuations, expropriation of assets, war, civil uprisings and riots, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied. The Company may be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. There can be no assurance that such risks will not result in a loss of business or other unexpected costs which could have a material adverse effect on the Company's financial condition and results of operations. Since DSL routinely operates in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux, it is difficult to assure that the Company is in compliance with all relevant local laws and taxes at any given point in time. A subsequent determination that the Company failed to comply with relevant local laws and taxes could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Products and Services."

GOVERNMENT REGULATION

         The Company is subject to federal licensing requirements with respect to the sale in foreign countries of certain of its products. In addition, the Company is obligated to comply with a variety of federal, state and local regulations governing certain aspects of its operations and the workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms.

         The Company is subject to various federal, state and local environmental laws, regulations and ordinances governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. The Company uses a variety of hazardous chemicals in connection with the manufacture of certain of its less-than-lethal products, including tear gas. Current conditions and future events, such as changes in existing laws and regulations, may give rise to additional compliance costs that could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material. See "Business--Environmental Matters."

         The Company, like other companies operating internationally, is subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. DSL operates in countries known to experience endemic corruption. The Company's extensive operations in such countries creates the risk of an unauthorized payment by an employee or agent of the Company which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have an adverse effect on the Company's financial condition and results of operations.

BUDGET CONSIDERATIONS

         Customers for the Company's products include law enforcement and governmental agencies. Budgetary allocations for law enforcement are dependent, in part, upon government tax revenues and budgetary constraints, which fluctuate from time to time. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased expenditures in certain areas. The Company's results of operations may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for law enforcement could materially and adversely affect the Company's business, financial condition and results of operations. See "Industry Overview--Manufactured Security Products Market."

COMPETITION

         The Company's business is highly competitive in all product and service lines. Many of the Company's competitors have significantly greater financial resources, larger facilities and operations and depth and experience of personnel as well as more recognizable trademarks for products similar to those sold by the Company. In addition, the Company's competitors may develop or improve their products, in which event the Company's products may be rendered obsolete or less marketable. The security services industry is extremely competitive and highly fragmented. The Company expects that the level of competition will increase in the future. There can be no assurance that the Company will be able to continue to compete successfully. See "Business--Competition."

INFLUENCE OF SIGNIFICANT STOCKHOLDERS


         Warren B. Kanders, in his capacity as the sole stockholder of Kanders Florida Holdings, Inc. ("Kanders"), may be deemed to be the beneficial owner of approximately 24.6% of the outstanding shares of Common Stock. In addition, officers and directors of the Company, including Mr. Kanders, beneficially own an aggregate of approximately 5,658,136 shares, or 33.2% of the Common Stock. Consequently, Mr. Kanders, as Chairman of the Board of Directors of the Company and as the sole stockholder of Kanders, together with the Company's officers and directors, will have the ability to significantly influence the election of the Company's directors and on the outcome of corporate actions requiring stockholder approval, including a change in control. See "Principal Stockholders" and "Description of Capital Stock."


DEPENDENCE ON KEY PERSONNEL

         The Company is substantially dependent upon the personal efforts and abilities of Warren B. Kanders, Jonathan M. Spiller, Richard T. Bistrong, David W. Watson, J. Lawrence Battle, Alastair G.A. Morrison and the Hon. Richard N. Bethell. Should any of these members of the Company's senior management be unable or unwilling to continue in their present roles, the Company's business could be materially adversely affected. See "Management-- Directors and Executive Officers."

EFFECT OF CERTAIN STATUTORY PROVISIONS

         The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law."

VOLATILITY OF MARKET PRICE FOR COMMON STOCK

         The market price for the Common Stock may be highly volatile. The Company believes that a variety of factors, including announcements by the Company or its competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of the Common Stock to fluctuate substantially. Due to the relatively small size of the Company, a large contract awarded to or lost by the Company may have the effect of distorting the Company's overall financial results. In addition, the stock market has experienced extreme price and volume fluctuations that are often unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

SUBSTANTIAL AMOUNT OF COMMON STOCK ELIGIBLE FOR FUTURE SALE


         As of December 12, 1997, the Company had 16,023,740 shares of Common Stock outstanding. Of these shares, 10,565,325 shares are freely tradeable under the Securities Act by persons who are not "affiliates" of the Company (in general, an affiliate is any person who has a control relationship with the Company). The remaining 5,458,415 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which will become qualified for sale in the public market in compliance with Rule 144.


         No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities, or the availability of such shares for sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.

         As part of the Company's acquisition strategy, the Company anticipates issuing additional shares of its Common Stock. To the extent that the Company is able to execute its acquisition strategy, the number of outstanding shares of Common Stock that will be eligible for sale in the future is likely to increase substantially. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could depress demand for the Common Stock and result in a lower price than would otherwise be obtained. See "Shares Eligible for Future Sale."

NO DIVIDENDS

         The Company currently does not intend to pay any cash dividends on the Common Stock. The Company currently intends to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. The Credit Facility contains restrictions on the Company's ability to pay dividends or make other distributions. See "Price Range of Common Stock and Dividend Policy."

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                           SIGNIFICANT DEVELOPMENTS


         Since Kanders acquired its interest in the Company in January 1996, the Company has pursued a strategy of growth through acquisition of businesses and assets that complement its existing businesses. Through December 12, 1997, the Company has consummated the five transactions discussed below, and is continuing to pursue other acquisition opportunities. In addition, the Company recently established a holding company structure to facilitate management of its growth and completed a public offering of 4,000,000 primary shares of its Common Stock.


DSL GROUP LIMITED

         On April 16, 1997, the Company combined with DSL Group Limited in a transaction accounted for as a pooling of interests (the "DSL Transaction"). DSL is a leading provider of specialized security services in high risk and volatile environments. DSL was formed on June 3, 1996 for the purpose of acquiring DSL Holdings Limited ("DSL Holdings"), its predecessor corporation, whose assets included an indirect 50% interest in Gorandel Trading Limited. DSL's acquisition of DSL Holdings was completed on July 31, 1996. Supplemental consolidated financial statements of the Company for fiscal 1996 and for first quarter 1997 have been provided which give effect to the DSL Transaction on a supplemental basis. In connection with the DSL Transaction, the Company issued 1,274,217 shares of Common Stock valued at the time at $10.9 million for all of the outstanding ordinary share capital of DSL and paid $7.5 million in cash for all of the outstanding preference shares. The Company also assumed and subsequently repaid $6.9 million, plus interest, of DSL's outstanding credit facility. In connection with the DSL Transaction, the Company recorded a non-recurring charge to earnings in the second quarter of fiscal 1997 of approximately $2.5 million. This charge consisted of transaction costs, principally professional fees of approximately $1.1 million, and restructuring costs of approximately $1.4 million incurred to consolidate the administrative and accounting functions of DSL with those of the Company at its headquarters in Jacksonville, Florida. The historical combined net revenues of DSL and its predecessor for 1996 were approximately $31.1 million.

GORANDEL TRADING LIMITED

         On June 9, 1997, the Company acquired the remaining 50% of Gorandel Trading Limited that it did not previously own. GTL provides specialized security services throughout Russia and Central Asia. The aggregate purchase price of the transaction was approximately $2.4 million, consisting of $570,000 in cash paid at closing, $600,000 in cash to be paid upon the satisfaction of certain conditions and 115,176 shares of Common Stock valued at the time at $1.2 million. As part of this transaction, the Company agreed to make a loan of $200,000 to a former stockholder of GTL, subject to certain conditions. GTL's net revenues for 1996 were approximately $6.4 million.

SUPERCRAFT (EUROPE) LIMITED


         On April 7, 1997, the Company acquired Supercraft (Europe) Limited, f/k/a Supercraft (Garments) Limited. Supercraft is a European manufacturer of military apparel, high visibility garments and ballistic resistant vests, which it distributes to law enforcement and military agencies throughout Europe, the Middle East and Asia. The Company acquired Supercraft for a total purchase price of approximately $2.6 million consisting of (i) approximately $1.3 million in cash, subject to adjustments, (ii) $875,000 in cash which was placed in escrow pending final disposition of title to certain real property and (iii) certain additional consideration in an amount not to exceed pounds sterling 250,000 (approximately $410,000) based on 1997 operating results. Supercraft's net revenues for 1996 were approximately $5.7 million.

DEFENSE TECHNOLOGY CORPORATION OF AMERICA

         On September 30, 1996, a subsidiary of the Company, Defense Technology Corporation of America, a Delaware corporation ("DTC"), acquired substantially all of the assets (the "DTCoA Assets") of Defense Technology Corporation of America, a Wyoming corporation ("DTCoA"). DTC manufactures less-than-lethal and anti-riot products, including pepper sprays, tear gas, distraction devices, flameless expulsion grenades and specialty impact munitions, which it distributes to U.S. and foreign law enforcement agencies and the military. The Company acquired these assets by paying DTCoA a purchase price consisting of approximately $838,000 in cash, 270,728 shares of Common Stock valued at the time at $2.0 million, subject to reduction under certain circumstances, and by issuing to Key Bank of Wyoming ("Key Bank"), which made a credit facility available to DTCoA, 358,714 shares of Common Stock valued at the time at $2.65 million in return for Key Bank's agreement to release its liens on the assets of DTCoA. The Company also assumed certain specified liabilities of DTCoA. The combined net revenues of DTC and DTCoA for 1996 were approximately $8.9 million.

NIK PUBLIC SAFETY PRODUCT LINE

         Effective as of July 1, 1996, NIK Public Safety, Inc. ("NIK"), a subsidiary of the Company, acquired the NIK Public Safety Product Line (the "NIK Product Line"). NIK assembles and distributes portable narcotic identification kits used for the identification of narcotic substances by law enforcement agencies. In addition, NIK distributes the Flex-Cuf(R) restraint, specimen collection kits, evidence collection kits and tamper guard evidence tape. The Company acquired the NIK Product Line for a purchase price consisting of 310,931 shares of Common Stock valued at the time at $2.4 million. NIK's net revenues for 1996 were approximately $2.2 million.

CONVERSION TO A HOLDING COMPANY STRUCTURE

         On June 12, 1997, at the annual meeting of stockholders, the stockholders of the Company approved the creation of a holding company structure for all of the Company's operations. As of June 16, 1997, the Company transferred all of its operating assets and liabilities relating to its American Body Armor(TM) business to a subsidiary and the Company became a holding company. As a result, the Company owns directly or indirectly the outstanding capital stock of its subsidiary corporations and no longer conducts any manufacturing operations directly.

PUBLIC OFFERING OF COMMON STOCK


         On July 25, 1997, the Company issued 4,000,000 new shares of Common Stock at $10.125 per share through a public offering (the "Public Offering") underwritten by SBC Warburg Dillon Read, Equitable Securities Corporation and Stephens Inc. After subtracting underwriting discounts and commissions, the Company realized net proceeds of $38,070,000, portions of which the Company has used to repay all of the outstanding indebtedness on its Credit Facility with Barnett Bank.


                              ACQUISITION PROGRAM

         Since January 1996, the Company has pursued a strategy of growth through acquisition of businesses and assets that complement its existing businesses. The Company expects the demand for defensive security products and services to continue to grow in the foreseeable future. The Company seeks to capitalize on this growth through, among other things, the pursuit of strategic acquisitions and continued global expansion.

         The Company believes that there currently exists a large pool of attractive acquisition candidates in the manufacturing and service sectors potentially available for purchase. The Company intends to continue to pursue selective acquisitions to enhance its position in its current markets, to acquire operations in new markets, to acquire operations that will broaden the range of products and scope of services which the Company can provide and to make its existing operating infrastructure more efficient. In seeking and reviewing acquisition opportunities, the Company will consider, among other things, the quality of the product or service of the acquisition candidate, the competitive climate, the quality of the management, the ability of the Company to further leverage its distribution network and service client base following an acquisition, the opportunity to improve or enhance operating results and other factors. The Company is seeking acquisition candidates worldwide, including areas that are not currently served or are under-served in the types of products and services offered by the Company. It is identifying these candidates and intends to continue to provide high quality branded manufactured products and sophisticated security services. In addition, the Company may make acquisitions of businesses or assets that are unrelated to the business of the Company if the Company determines that such acquisition would be beneficial.

TERMS OF SPECIFIC ACQUISITIONS

         The consideration for and other terms and conditions of specific acquisition transactions will be determined by the Company following negotiations with the owners or controlling persons of the company, business, interest or asset to be acquired. It is anticipated that the consideration will consist of shares of Common Stock, and may also include cash, notes or other evidences of debt, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and such owners or controlling persons, subject to the approval and authorization of the Company's Board of Directors. It is anticipated that shares of Common Stock issued in any such transactions will be valued at a price reasonably related to the current market value of the Common Stock either at the time the terms of the transaction are agreed upon or at or about the time of closing, or during the period or periods prior to delivery of the shares. However, shares of Common Stock may be issued at a premium over or discount from the then current market value of the Common Stock as reflected on the AMEX.

         Under current AMEX rules, the Company may not issue Common Stock equal to 20% or more of the then outstanding Common Stock in connection with any one acquisition unless such issuance is approved by stockholders holding a majority of the outstanding Common Stock.

RESALE OF COMMON STOCK BY CERTAIN PERSONS

         The Company may agree with persons to whom it issues Common Stock in connection with an acquisition that it will register such Common Stock for resale under the Securities Act if the persons wish to offer and sell such Common Stock in transactions in which they may be deemed to be underwriters under the Securities Act. See "Selling Stockholders" for information relating to resales pursuant to this Prospectus of Common Stock issued under the Registration Statement.

                             SELLING STOCKHOLDERS

         This Prospectus has also been prepared for use by the persons who will receive or have received Common Stock from the Company in connection with acquisition transactions and who may be entitled to offer such Common Stock under circumstances requiring the use of a Prospectus (such persons being referred to under this caption as "Selling Stockholders"); provided, however, that no Selling Stockholder will be authorized to use this Prospectus for any offer of such Common Stock without first obtaining the consent of the Company. The Company may consent to the use of this Prospectus for a limited period of time by the Selling Stockholders and subject to limitations and conditions which may be varied by agreement between the Company and the Selling Stockholders. Resales of such shares may be made on the AMEX or such other exchange on which the Company's Common Stock may be listed, or in block transactions or private transactions or otherwise, or pursuant to underwriting agreements or otherwise through brokers or dealers.

         Agreements with Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an organized manner through securities dealers acting as a broker or dealer selected by the Company or by Selling Stockholders, that Selling Stockholders enter into custody agreements with one or more banks with respect to such shares, and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Selling Stockholders may be deemed to be underwriters within the meaning the Securities Act.

         When resales are to be made through a broker or dealer, it is anticipated that a member firm of the NASD may be engaged to act as the Selling Stockholders' agent in the sale of shares by such Selling Stockholders. The commission paid to the member firm is anticipated to be the normal commission (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the AMEX or such other exchange on which the Company's Common Stock may be listed or traded from time to time, at prices related to prices then prevailing or at negotiated prices. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under the Securities Act.

         Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplement to the Prospectus will be filed, if required, pursuant to Rule 424 under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker or dealer, (ii) the number of shares involved, (iii) the price at which such shares shall be sold, (iv) the commissions paid or discounts or concessions allowed to such broker or dealer, where applicable, (v) that such broker or dealer did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         In lieu of making sales through use of this Prospectus, Selling Stockholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 145(d) under the Securities Act, to the extent that the provisions of such rules are applicable.

         Unless the transaction is subject to the provisions of Rule 145 under the Securities Act as described below, a person who receives shares of Common Stock may publicly resell the securities, if he or she is not an affiliate (within the meaning of Rule 144 under the Securities Act) of the Company. If he or she is an affiliate of the Company, the resale of such securities must generally be accomplished only with a prospectus included in a registration statement filed under the Securities Act or under paragraphs (c), (e), (f) and
(g) of Rule 144, as described below.

         If shares of Common Stock are being sold by affiliates of the Company, and if the transfer is part of a plan to distribute the shares of Common Stock, such affiliates of the Company will be subject to certain resale restrictions under Rule 145 under the Securities Act. During the one year period following the issuance of the shares of Common Stock, these affiliates may publicly resell those securities generally only in accordance with the requirements of paragraph (c), (e), (f) and (g) of Rule 144. These paragraphs generally require that there be available current public information about the Company, that aggregate sales not exceed certain volume limitations and that sales occur in unsolicited brokerage transactions. These restrictions may significantly limit the ability of the holder of the shares of Common Stock to resell them during the one year period. After the shares of Common Stock have been held for two years by the holder thereof, such shares may be sold without limitation provided that the seller is not an affiliate of the Company and has not been an affiliate during the preceding three months, and that there is available current public information about the Company.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Common Stock has been traded on the AMEX under the symbol "ABE" since March 18, 1996. Prior to March 18, 1996, the Common Stock was traded in the over-the-counter market, and was listed in the bid and ask quotes of brokers as reported by the National Quotation Bureau, Inc. (the "Bulletin Board") under the symbol "ABOA."


         The following table sets forth the range of reported high and low bid quotations for the Common Stock as listed on the Bulletin Board for fiscal 1995 and for the period January 1, 1996 to March 17, 1996 and the range of high and low sales prices for the Common Stock on the AMEX for the period from March 18, 1996 to December 12, 1997. The bid quotations represent inter-dealer prices, and do not include mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.




1995                                                                                       HIGH             LOW
----                                                                                       ----             ---
1st Quarter.............................................................................    1 1/4              3/4
2nd Quarter.............................................................................    1                  1/16
3rd Quarter.............................................................................      15/16            7/8
4th Quarter.............................................................................    3 1/4            1

1996
1st Quarter (through March 17).........................................................     5 3/4            2 3/4
1st Quarter (from March 18).............................................................    5 1/2            5 1/16
2nd Quarter.............................................................................    9                5 1/8
3rd Quarter.............................................................................    7 7/8            6
4th Quarter.............................................................................    8                6 1/2

1997
1st Quarter.............................................................................    9 1/2            7 1/2
2nd Quarter.............................................................................   10 7/8            8 3/4
3rd Quarter ............................................................................   12 3/4           10 1/2
4th Quarter (through December 12).......................................................   13 3/8           10 1/8


         On December 12, 1997, the last reported sales price of the Common Stock on the AMEX was $10.125 per share. As of December 12, 1997, the Company had approximately 1,871 stockholders of record.

         The Company has not paid any cash dividends on its Common Stock for the last three fiscal years, and does not intend to pay any cash dividends on the Common Stock for the foreseeable future. The Company currently intends to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, except under certain conditions, the Company is precluded from paying dividends on its Common Stock pursuant to the Credit Facility. See "Description of Certain Indebtedness" and
Note 6 to the Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with the "Selected Consolidated Historical and Supplemental Financial Data," "Unaudited Pro Forma Consolidated Financial Statements," the Consolidated Financial Statements and the Supplemental Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "the Company believes" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

GENERAL


         Supplemental Consolidated Financial Statements. On April 16, 1997, the Company consummated the DSL Transaction. Pursuant to the DSL Transaction, the Company, among other things, issued 1,274,217 shares of Common Stock in exchange for all the outstanding ordinary and deferred share capital of DSL, and Armor Holdings Limited, a wholly owned subsidiary of the Company ("AHL"), paid the sum of pounds sterling 4.6 million (approximately $7.5 million) in cash for all of the outstanding preference share capital of DSL. The DSL Transaction was accounted for as a pooling of interests. Accordingly, the historical Consolidated Financial Statements for the Company as at and for fiscal 1996 and for third quarter 1997 have been restated on a supplemental basis to reflect the historical financial statements of the Company combined with DSL since DSL's inception. DSL was incorporated on June 3, 1996 and, through a management buy-out transaction on July 31, 1996, acquired all of the outstanding share capital of DSL Holdings. The buy-out transaction resulted in a step up in basis for accounting purposes which resulted in the recording of approximately $9.6 million of goodwill.

         The following discussion of the Company's results of operations and analysis of financial condition for fiscal 1996 and third quarter 1997 reflects results on this supplemental basis. The discussion of the Company's results of operations for the prior periods are not affected by the DSL Transaction and accordingly are presented on a historical basis. The results of operations for the business combinations accounted for as purchase transactions are included since their effective acquisition dates: as of September 30, 1996 for the DTCoA Assets and July 1, 1996 for the NIK Product Line.


         Product and Service Businesses. Historically, the Company was primarily a manufacturer and distributor of security products. Cost of goods sold for the Company historically consisted of the cost of raw materials and overhead allocated to manufacturing operations. Operating expenses for the Company historically consisted of sales and marketing expenses and corporate overhead at the Company's headquarters.

         As a result of the DSL Transaction, a significant portion of the Company's business now involves the provision of security services. Cost of goods sold for DSL consists principally of labor and related costs, including corporate overhead at DSL's various security sites. Operating expenses for DSL consisted primarily of corporate overhead at DSL's corporate headquarters.

         Due to the differences between manufacturing and service operations, the Company's supplemental gross margins are not comparable with gross margins reported in historical periods.

         Fresh-Start Reporting. The Company emerged from Chapter 11 bankruptcy reorganization on September 20, 1993. In connection with the confirmation of its Plan of Reorganization, the Company adopted "fresh-start reporting" in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Accordingly, since September 20, 1993, the Company's financial statements have been prepared as if it were a new reporting entity.

         Revenue Recognition. The Company records product revenues at gross amounts to be received, including amounts to be paid to agents as commissions, at the time the product is shipped to the distributor. Although product returns are permitted within 30 days from the date of purchase, these returns are minimal and usually consist of minor modifications to the ordered product. The Company records service revenue as the service is provided on a contract by contract basis.

         Foreign Currency Translation. In accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation," assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange at year-end and revenues and expenses are translated at the average monthly exchange rates. The cumulative translation adjustment which represents the effect of translating assets and liabilities of the Company's foreign operations was a loss of approximately $229,000 for fiscal 1996.

         Impact of Acquisitions. The results of operations for fiscal 1996 and third quarter 1997, which are reported on a supplemental basis, reflect the results of operations of the Company combined with DSL. Additionally the results of operations for DTC and NIK are reflected since the acquisition dates of the DTCoA Assets and the NIK Product Line, September 30, 1996 and July 1, 1996, respectively. Accordingly, period-to-period comparisons should be considered in the context of the timing of the transactions.


         Subsequent Events. On June 9, 1997, the Company acquired the remaining 50% interest of GTL that it did not previously own. The aggregate purchase price of the transaction is approximately $2.4 million, consisting of $570,000 in cash paid at closing, $600,000 in cash paid on September 30, 1997, subject to certain conditions, and 115,176 shares of Common Stock valued at the time at $1.2 million. As part of this transaction, the Company agreed to make a $200,000 loan available to a former stockholder of GTL, subject to certain conditions.

         On April 16, 1997, the Company completed its combination with DSL, which was accounted for under the pooling method of accounting for business combinations. In connection with the DSL Transaction, the Company issued 1,274,217 shares of Common Stock valued at the time at $10.9 million for all of the outstanding ordinary share capital of DSL and paid $7.5 million in cash for all of the outstanding preference shares. The Company also assumed and subsequently repaid $6.9 million, plus interest, of DSL's outstanding credit facility.


         In connection with the DSL Transaction, the Company recorded a non-recurring charge to earnings in the second quarter of fiscal 1997 of approximately $2.5 million. The components of this charge relate to transaction costs, principally professional fees of approximately $1.1 million, and restructuring costs of approximately $1.4 million incurred to consolidate the administrative and accounting functions of DSL with those of the Company at its headquarters in Jacksonville, Florida.

         On April 7, 1997, the Company completed the acquisition of Supercraft, which has been accounted for under the purchase method of accounting for business combinations. The Company acquired Supercraft for a total purchase price of approximately $2.6 million consisting of (i) $1.3 million in cash, subject to adjustments, (ii) $875,000 which was held in escrow pending final disposition of title to certain real property and (iii) certain additional consideration in an amount not to exceed pounds sterling 250,000 (approximately $410,000) based on 1997 operating results.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 27, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 28, 1996

         Revenues--products. Products revenues increased $10.6 million, or 94%, to $21.0 million for the nine months ended September 27, 1997 from $11.3 million for the nine months ended September 28, 1996. This increase in sales resulted primarily from a $7.3 million increase in sales generated from the DTC and NIK operations in the nine months ended September 27, 1997, as well as sales generated by Supercraft from the date of acquisition, April 7, 1997, until September 27, 1997.

         Revenues--services. Services revenues were $33.0 million in the nine months ended September 27, 1997 compared to $5.3 million in the nine months ended September 28, 1996. The increase is primarily due to only two months of operations being reflected in the 1996 period, as DSL operations have only been included as of August 1, 1996, as stated previously.

         Cost of sales. Cost of sales increased $28.6 million, or 251%, to $40.0 million in the nine months ended September 27, 1997 from $11.4 million in the nine months ended September 28, 1996. The majority of the increase is due to the combination with DSL, which had a $22.4 million impact in direct operating costs associated with DSL revenues in the nine months ended September 27, 1997 compared to the nine months ended September 28, 1996. The remaining $6.2 million increase in cost of sales is attributed to the increased manufacturing costs of the products business (associated with a 94% increase in revenues). As a percentage of total revenues, cost of sales increased to 73% in the nine months ended September 27, 1997 from 69% in the nine months ended September 28, 1996, reflecting the higher cost of sales associated with the security services business.

         Operating expenses. Operating expenses increased $5.1 million to $9.0 million (16% of total revenues) in the nine months ended September 27, 1997 from $3.9 million (24% of total revenues) during the nine months ended September 28, 1996. The increase in the actual dollar amount of operating expenses between the periods was due to approximately $2.5 million related to overhead costs associated with DSL, approximately $1.6 million related to additional revenues generated by DTC and NIK and approximately $1.0 million of corporate overhead costs for the development of the infrastructure of the Company as a holding company.

         Depreciation and amortization. Depreciation and amortization expense increased to $610,000 in the nine months ended September 27, 1997 from $101,000 in the nine months ended September 28, 1996. Of the $509,000 increase, approximately $260,000 was due to an increase in the amortization of intangibles acquired during the second half of 1996, and approximately $250,000 was due to an increase in the amortization of acquired goodwill in the DSL Transaction.

         Equity in earnings of unconsolidated subsidiaries. Equity in earnings of unconsolidated subsidiaries amounted to approximately $622,000 in the nine months ended September 27, 1997, compared to $188,000 in the nine months ended September 28, 1996. The equity relates to DSL's original 50% investment in GTL until June 9, 1997, the date the Company acquired the remaining 50% interest not owned by DSL, at which point the 100% investment was consolidated into the Company's results. The equity also relates to a 20% investment in Jardine Securicor Gurkha Services Limited ("JSGS"), a joint venture company. The 1996 period reflects only two months of operations.

         Operating income before non-recurring charges. Operating income before non-recurring charges increased $4.5 million, or 221%, to $5.9 million in the nine months ended September 27, 1997 from $1.4 million in the nine months ended September 28, 1996. This increase was due primarily to the combination with DSL and the acquisitions of Supercraft, the DTCoA Assets and the NIK Assets.

         Interest expense, net. Interest expense, net increased $154,000, or 65%, to $392,000 for the nine months ended September 27, 1997 from $238,000 for the nine months ended September 28, 1996. The increase in interest expense is primarily due to borrowings of approximately $15.4 million in April 1997 under the Company's Credit Facility in connection with the DSL Transaction including the acquisition of DSL's outstanding preference shares and the repayment of DSL's outstanding loan balance with N.M. Rothschild & Sons Limited (the "Rothschild Loan") at the time of the combination. Additional draws were subsequently made on the Credit Facility, increasing the Company's balance thereon to $18.6 million, which was repaid with proceeds realized from the Public Offering.

         Merger, integration and other non-recurring charges. Fees and expenses associated with completing the DSL Transaction (approximately $1.1 million) have been expensed. These expenses, in combination with certain other charges relating to the financial and administrative restructuring and consolidation of DSL into the Company, totaled approximately $2.5 million, or $0.13 per share, and represent a one-time charge.

         Income taxes. Income taxes totaled $1.4 million in the nine months ended September 27, 1997, as compared to $467,000 in the nine months ended September 28, 1996. The provision was based on the Company's U.S. federal and state statutory rates of approximately 39% for its U.S.-based companies and a 38% blended effective tax rate for foreign operations of the Company, and was significantly increased by certain non-recurring charges which are not tax deductible.

         Dividends on preference shares. During the nine months ended September 27, 1997, DSL incurred $143,000 in preference share dividends. These dividends were paid out of after tax earnings. These preference shares were acquired by the Company on April 16, 1997 in the DSL Transaction.

         Net income. Net income increased $907,000, or 161%, to $1.5 million in the nine months ended September 27, 1997 from $562,000 for the nine months ended September 28, 1996. As noted previously, the increase is due to the effect of acquisitions made during the period being partially offset by the non-recurring charge incurred by the Company in the nine months ended September 27, 1997.

THIRD QUARTER 1997 COMPARED TO THIRD QUARTER 1996

         Revenues--products. Products revenues increased $3.3 million, or 75%, to $7.8 million for third quarter 1997 from $4.5 million for third quarter 1996. This increase in sales resulted primarily from $3.1 million in sales generated from the DTC and Supercraft operations in third quarter 1997.

         Revenues-services. Services revenues increased $9.1 million, or 173%, to $14.3 million for third quarter 1997 from $5.2 million for third quarter 1996. The increase is due to only two months of operations being reflected in the 1996 period, the consolidation of GTL in the 1997 period and internal growth of this business segment.

         Cost of sales. Cost of sales increased $9.3 million, or 132%, to $16.3 million in third quarter 1997 from $7.0 million in third quarter 1996. The majority of the increase is due to DSL which had a $7.1 million increase in direct operating costs associated with the increase in DSL revenues in third quarter 1997. The remaining $2.2 million increase in cost of sales is attributed to the increased manufacturing costs of the products business (associated with a 75% increase in revenues). As a percentage of total revenues, cost of sales increased to 74% in third quarter 1997 from 72% in third quarter 1996, reflecting the higher cost of sales associated with the security services business.

         Operating expenses. Operating expenses increase $1.2 million to $3.1 million (14% of total revenues) in third quarter 1997 from $1.9 million (20% of total revenues) during third quarter 1996. The increase in the actual dollar amount of operating expenses between the periods was primarily due to approximately $619,000 related to the increased overhead costs associated with DSL and approximately $527,000 related to the additional revenues generated by DTC. The decrease in operating expenses as a percentage of total revenues reflects the impact of the increased revenues of the security services operations in third quarter 1997.

         Depreciation and amortization. Depreciation and amortization expense increased to $223,000 in third quarter 1997 from $76,000 in third quarter 1996. Of the $147,000 increase, approximately $52,000 was due to amortization of intangibles acquired during the second half of 1996 and the remainder is primarily due to increased amortization of acquired goodwill in the DSL Transaction, as well as amortization of goodwill relating to the acquisitions of Supercraft and GTL.

         Equity in earnings of unconsolidated subsidiaries. Equity in earnings of unconsolidated subsidiaries amounted to approximately $58,000 in third quarter 1997, compared to $188,000 in third quarter 1996. The equity relates to DSL's original 50% investment in GTL until June 9, 1997, the date the Company acquired the remaining 50% interest not owned by DSL, at which point the 100% investment was consolidated into the Company's results.
The equity also relates to a 20% investment in JSGS.

         Interest (income) expense, net. Interest (income) expense, net decreased $155,000, or 115%, to $20,000 income in third quarter 1997 from $135,000 expense for third quarter 1996. The Company incurred approximately $134,000 in interest expense during third quarter 1997 related to the $15.4 million borrowing under the Credit Facility to acquire DSL's preference shares and to repay DSL's outstanding balance on the Rothschild Loan at the time of combination. In addition, the Company recognized approximately $184,000 in interest income during third quarter 1997 related to the net proceeds obtained from the Public Offering.

         Income taxes. Income tax totaled $945,000 in third quarter 1997, as compared to $320,000 expense in third quarter 1996. The provision is based on the Company's U.S. federal and state statutory rates of approximately 39% for its U.S.-based companies and a 38% blended effective tax rate for foreign operations of the Company.

         Net income. Net income increased $1.2 million, or 269%, to $1.6 million in third quarter 1997 from $439,000 for third quarter 1996.


FISCAL 1996 AS COMPARED TO FISCAL 1995

         Revenues--products. Products revenues increased $6.3 million, or 54%, to $18.0 million in fiscal 1996 from $11.7 million in fiscal 1995. This increase resulted primarily from a 35% increase in domestic and international products revenues, coupled with revenues generated by the DTC and NIK operations for one and two quarters, respectively.

         Revenues--services. Services revenues were $13.0 million in fiscal 1996 during the period from August 1, 1996 through December 31, 1996. There were no services revenues prior to August 1, 1996.

         Cost of sales. Cost of sales increased $13.7 million, or 184%, to $21.1 million in fiscal 1996 from $7.4 million in fiscal 1995. Of such increase, $10.1 million is due to increased services revenues generated in fiscal 1996, as stated above. As a percentage of total revenues, cost of sales increased to 68.4% in fiscal 1996 from 63.4% in fiscal 1995, reflecting the higher cost of sales associated with the security services business. Products business gross margin increased to 40% in fiscal 1996 from 37% in fiscal 1995, due to the impact of higher margin products being sold by both DTC and NIK.

         Operating Expenses. Operating expenses increased $3.5 million, or 103%, to $6.9 million in fiscal 1996 from $3.4 million in fiscal 1995. As a percentage of net sales, operating expenses decreased to 22% in fiscal 1996 from 29% in fiscal 1995. DSL's operating expenses as a percentage of net sales amounted to 14% for fiscal 1996, whereas the products businesses' percentage amounted to 28% for fiscal 1996. Of the $3.5 million increase, $1.8 million is attributable to DSL, approximately $800,000 is due to increases in commissions resulting from increased sales in the products business and the remainder is due to the additional operating costs associated with NIK and DTC.

         Depreciation and amortization. Depreciation and amortization increased $501,000 to $554,000 in fiscal 1996 from $53,000 in fiscal 1995. Of the $501,000 increase, the majority was due to additional depreciation and amortization related to the products business, including the DTCoA Assets purchased. In addition, approximately $159,000 of this expense relates to the amortization of intangibles incurred by DSL and carried over onto the books of the Company.

         Interest expense, net. Interest expense, net increased $234,000, or 83%, to $515,000 in fiscal 1996 from $281,000 in fiscal 1995. This increase resulted primarily from $261,000 of interest expense incurred by DSL relating to a $6.8 million working capital loan. This loan has subsequently been paid off. In addition, the Company incurred net interest expense of $253,000 relating to the Convertible Notes.

         Equity in earnings of unconsolidated subsidiaries. Equity in investments held by DSL amounted to approximately $320,000 in fiscal 1996 compared to no such income in fiscal 1995. This equity relates to GTL and JSGS, as discussed previously.

         Non-operating income. Non-operating income decreased $226,000 to $2,000 in fiscal 1996 from $228,000 in fiscal 1995. The non-operating income in fiscal 1995 relates to the termination of a non-compete agreement entered into in 1990 between the Company and a competitor.

         Income before income taxes. Income before income taxes increased $1.3 million to $2.1 million in fiscal 1996 from $824,000 in fiscal 1995. Of the $1.3 million increase, approximately $600,000 was due to the products business and approximately $700,000 was due to the services business.

         Income taxes. The Company's net operating loss carryforward ("NOL") at December 28, 1996 decreased to approximately $4.4 million from approximately $4.7 million at January 1, 1996. Due to the Company's change in control resulting from the Kanders investment in January 1996, the allowed annual usage of this tax benefit became restricted to approximately $300,000 per year.

         The Company's effective tax rate was 37% in fiscal 1995 compared to 57% in fiscal 1996 (excluding the U.S. GAAP adjustment of the preference share dividends). This increase in rate was incurred due to an unusual and extraordinary tax penalty of approximately $320,000 relating to DSL's operation in Kazakhstan. Had this charge not been incurred, DSL's effective tax rate would have been 45%.

         In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), the Company has recorded a deferred tax asset, representing its cumulative net operating loss carryforward and deductible temporary differences, subject to applicable limits and an asset valuation allowance. Any future benefit obtained from the realization of this asset will be applied to reduce the reorganization value in excess of amounts allocable to identifiable assets. As of December 28, 1996, the gross amount of this deferred tax asset was $1.8 million, the entire amount of which has been offset by a valuation allowance.

         Dividends on preference shares. Preference share dividends were approximately $239,000 in fiscal 1996 compared to no dividends in fiscal 1995. These preference shares were acquired by the Company on April 16, 1997 in the DSL Transaction.

         Net income. Net income increased $169,000, or 33%, to $689,000 in fiscal 1996 from $520,000 in fiscal 1995. This increase reflects the effect of increased sales in fiscal 1996 as well as the positive effects on net income from the NIK and DTC operations, partially offset by non-recurring non-operating income received in fiscal 1995 and no such income being received in fiscal 1996.

FISCAL 1995 AS COMPARED TO FISCAL 1994

         Revenues--products. Products revenues increased $386,000, or 3.4%, to $11.7 million in fiscal 1995 from $11.3 million in fiscal 1994. This increase resulted primarily from an increase in sales in the domestic body armor products business.

         Cost of sales. Cost of sales decreased $298,000, or 4%, to $7.4 million in fiscal 1995 from $7.7 million in fiscal 1994. The decrease was due to positive manufacturing variances (better utilization of labor and purchases of raw material). In addition, the domestic market experienced better margins and contributed a greater percentage to the overall sales figures as the products business gross margin increased from 31.8% to 36.6%.

         Operating expenses. Operating expenses increased $715,000, or 27%, to $3.4 million in fiscal 1995 from $2.7 million in fiscal 1994. Increases in salaries for additional personnel in the sales and marketing areas of the Company and domestic commissions (due to the increase in domestic sales) comprised the majority of the overall increase in operating expenses. In addition, increased domestic travel costs and certain costs associated with the investment by Kanders in the Company are included in operating expenses for fiscal 1995. Increases in research and development expenses were also incurred due to new vest certification and testing costs, as well as in connection with the ISO 9002 certification of the Company's quality control standards. The Company received the ISO 9002 certification in October 1995. See "Business--Manufacturing and Raw Materials."

         Depreciation and amortization. Depreciation and amortization increased $10,000, or 23%, to $53,000 in fiscal 1995 from $43,000 in fiscal 1994. The increase was due to increasing capital expenditures during the year.

         Interest expense. Interest expense increased $65,000, or 30%, to $281,000 in fiscal 1995 from $216,000 in fiscal 1994. This increase resulted primarily from higher borrowings under the Company's LaSalle credit facility.

         Non-operating income. Non-operating income amounted to $228,000 in fiscal 1995, compared to no such income in fiscal 1994. This income is non-recurring and relates to the termination of a non-compete agreement entered into in 1990 between the Company and a competitor.

         Income before income taxes. Income before income taxes increased $122,000, or 17%, to $824,000 in fiscal 1995 from $702,000 in fiscal 1994. The increase is primarily due to the non-operating income incurred in 1995 being partially offset by the increases in selling, general, and administrative expenses.

         Income taxes. In accordance with SFAS 109, the Company has recorded a deferred tax asset, representing its cumulative net operating loss carryforward and deductible temporary differences, subject to applicable limits and an asset valuation allowance. Any future benefit obtained from the realization of this asset will be applied to reduce the reorganization value in excess of amounts allocable to identifiable assets. As of December 31, 1995, the gross amount of this deferred tax asset was $2.0 million the entire amount of which has been offset by a valuation allowance.

         Net income. Net income increased $97,000, or 23%, to $520,000 in fiscal 1995 from $423,000 in fiscal 1994. This increase in profit reflects the improved margins and non-recurring, non-operating income received in fiscal 1995, partially offset by the increase in selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

         Prior to April 30, 1996, the Company's principal source of working capital was its credit facility with LaSalle. On April 30, 1996, the Company sold $11.5 million principal amount of its Convertible Notes and used a portion of the proceeds thereof to repay all amounts outstanding under the LaSalle credit facility. Thereafter, the Company terminated the LaSalle credit facility. In December 1996, the holders of all of the Convertible Notes converted their Convertible Notes into an aggregate of 2,300,000 shares of Common Stock.

         On November 14, 1996, the Company entered into the Credit Facility with Barnett Bank, N.A. ("Barnett Bank") for a revolving credit facility of up to $10 million for working capital purposes. The Credit Facility was amended as of March 26, 1997 to increase the revolving line of credit to $20 million. As of the end of third quarter 1997, the Company had no indebtedness to Barnett Bank. The Credit Facility is secured by, among other things, the inventory, accounts receivable, equipment, patents, trademarks and other intellectual property of the Company and certain of its U.S. subsidiaries, and is guaranteed by certain of its U.S. subsidiaries. In addition, the Company has pledged to Barnett Bank all of the outstanding shares of common stock owned by the Company in DTC, NIK and Armor Holdings Properties, Inc. See "Description of Certain Indebtedness" and Note 6 to the Consolidated Financial Statements.


         On July 25, 1997, the Company issued 4,000,000 new shares of Common Stock at $10.125 per share through a public offering underwritten by SBC Warburg Dillon Read, Equitable Securities Corporation and Stephens Inc. After subtracting underwriting discounts and commissions, the Company realized net proceeds of $38,070,000, of which approximately $18.6 million was used to reduce the Company's outstanding balance on the Credit Facility to a zero balance. The remaining net proceeds were placed in short term investments.


         As of December 28, 1996, the Company had working capital of $14.3 million, which reflects the net proceeds of $8.6 million (after paying down the LaSalle credit facility to a zero balance) from the issuance of the Convertible Notes as well as positive cash flow from operations. At the end of third quarter 1997, the Company had working capital of $31.3 million which reflects the net proceeds (after paying down the Credit Facility to a zero balance) of the Public Offering.

         The Company anticipates that cash generated from the Public Offering, operations and borrowings under the Credit Facility will enable the Company to meet its liquidity, working capital and capital expenditure requirements during the next 12 months. The Company, however, may require additional financing to pursue its strategy of growth through acquisitions. If such financing is required, there are no assurances that it will be available, or if available, that it can be obtained on terms favorable to the Company or on a basis that is not dilutive to stockholders.


         The Company's spending for its fiscal 1997 capital expenditures will be approximately $4.5 million, of which the Company has already spent $4.3 million. Such expenditures include, among other things, construction and other costs related to the Company's new office and manufacturing facility at the Jacksonville International Tradeport as well as upgrading the Company's management information systems.


QUARTERLY RESULTS--HISTORICAL

         The following table presents summarized unaudited quarterly results of operations for the Company for fiscal 1995 and 1996. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Consolidated Financial Statements and Notes thereto. Future quarterly operating results may fluctuate depending on a number of factors.

Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.

                                                                                    FISCAL 1995
                                                            -----------------------------------------------------------
                                                                 FIRST         SECOND         THIRD         FOURTH
                                                                QUARTER        QUARTER       QUARTER        QUARTER
                                                                -------        -------       -------        -------
                                                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.......................................................    $2,537          $2,939        $2,930         $3,335
Gross Profit................................................       951           1,089         1,106          1,152
Net income..................................................       112             128           226             54
Net income per common share and common share
  equivalent................................................     $0.02           $0.02         $0.03          $0.01




                                                                                    FISCAL 1996
                                                            -----------------------------------------------------------
                                                                    FIRST         SECOND         THIRD         FOURTH
                                                                   QUARTER        QUARTER       QUARTER        QUARTER
                                                                   -------        -------       -------        -------
                                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.......................................................        $3,267         $3,596        $4,452         $6,696
Gross Profit................................................         1,157          1,338         1,808          2,829
Net income..................................................            72            114           239            380
Net income per common share and common share
  equivalent................................................         $0.01          $0.02         $0.03          $0.04


QUARTERLY RESULTS--SUPPLEMENTAL

         The following table presents summarized unaudited quarterly results of operations for the Company for fiscal 1995 and 1996, giving retroactive effect to the DSL Transaction. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Supplemental Consolidated Financial Statements and Notes thereto. Future quarterly operating results may fluctuate depending on a number of factors. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.

                                                                                    FISCAL 1995
                                                            -----------------------------------------------------------
                                                                 FIRST         SECOND         THIRD         FOURTH
                                                                QUARTER        QUARTER       QUARTER        QUARTER
                                                                -------        -------       -------        -------
                                                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.......................................................    $2,537          $2,939        $2,930         $3,335
Gross Profit................................................       951           1,089         1,106          1,152
Net income..................................................       112             128           226             54
Net income per common share and common share
  equivalent................................................     $0.02           $0.02         $0.03          $0.01

                                                                                    FISCAL 1996
                                                            -----------------------------------------------------------
                                                                     FIRST        SECOND          THIRD        FOURTH
                                                                   QUARTER        QUARTER       QUARTER        QUARTER
                                                                   -------        -------       -------        -------
                                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.......................................................        $3,267         $3,596       $12,746        $11,358
Gross Profit................................................         1,157          1,338         2,387          4,913
Net income..................................................            72            114            62            411
Net income per common share and common share
  equivalent................................................         $0.01          $0.02         $0.01          $0.04

                               INDUSTRY OVERVIEW

         The Company participates in the global security industry through the manufacture of security products marketed to law enforcement and correctional personnel and the provision of specialized security services to multi-national corporations and governmental agencies. The industry information described below illustrates certain trends which management believes will contribute to increasing demand for the Company's products and services. Due to the fragmented nature of the security industry, however, specific statistical data directly relating to the market segments in which the Company operates are generally unavailable.

GENERAL

         In recent years, the nature and perception of violent criminal activity have changed in the U.S. and internationally. The proliferation of advanced weaponry and related technologies has made the criminal and terrorist element a more serious and unpredictable threat to the safety of citizens and law enforcement personnel. Legal gun ownership has reached over 65 million people in the U.S., and 31 U.S. states now permit the carrying of concealed weapons, thereby increasing the risk of gun-related incidents. Such diverse trends as increases in gang, illegal drug and militant activities have created more sophisticated, well-equipped and violent criminals. For example, studies by the U.S. Department of Justice indicate that the incidence of bombings in the U.S. has grown over 200% from 1985 to 1995. Crime is viewed as a leading public concern by the U.S. population, according to a recent Gallup poll.

         Internationally, greater political, economic and social tensions and the proliferation of weapons due to deficient security and illegal arms sales continue to fuel criminal activities in lesser-developed nations. For example, industry sources estimate that the crime rate in Russia has doubled in the last five years. As multi-national corporations have increased their presence in these lesser-developed nations to take advantage of new markets and natural resources, they are frequently the targets of violent activity, including kidnapping, terrorism and vandalism. A study by the U.S. Department of State indicates that approximately two-thirds of all international terrorist incidents in 1996 were targeted at private business concerns. Some 20% to 30% of multi-national corporations operating in Russia have been faced with demands for protection money. Kidnappings for ransom have been on the rise for the past few years and, increasingly, the targets are local and foreign business executives. According to industry sources, over 7,900 kidnappings of business executives or their family members took place worldwide in 1995.

MANUFACTURED SECURITY PRODUCTS MARKET

         Certain industry studies estimate that U.S. spending for private security equipment will increase from $14 billion in 1990 to over $24 billion in 2000 and worldwide expenditures for private security equipment will grow by 9.2% per year from approximately $26 billion in 1994 to approximately $44 billion in 2000. Although these statistics do not correlate directly to the Company's product lines, the Company believes that the increasing spending in the private security sector is indicative of a greater demand for the Company's products in the law enforcement, correctional and governmental sectors.

         Partially in response to increased awareness of crime, the number of police officers has increased by approximately 23% in the period from 1985 to 1994. Expenditures on police protection in the U.S. have increased at a compounded annual rate of 8% from 1980 to 1992 to a total of approximately $41 billion annually. In 1993, a U.S. Department of Justice survey of local police departments indicated that 65% of such organizations have purchased body armor for all of their officers, 60% supply their officers with pepper spray, 35% supply their officers with tear gas and 10% maintain inventories of stun grenades and less-than-lethal projectiles. In addition, the Company believes the rise in the prison population has spurred demand from institutional correctional facilities for manufactured security products. In the U.S., the prison population has grown at a compounded annual rate of 8% from 1980 to approximately 1.6 million inmates in 1995.

SPECIALIZED SECURITY SERVICES MARKET

         Many multi-national corporations, such as petrochemical and mining companies, have significant manpower and money invested in large projects in poor, lesser-developed nations that are often beset by political instability, ineffective and corrupt police forces and judicial systems, terrorism, high crime rates and a general breakdown or lack of political, economic and social infrastructures. Recent developments such as the fall of Communism in Europe and the former Soviet Union and reduced interest of world superpowers in the stabilization of many third world governments have resulted in numerous changes in government and, in certain cases, great political instability in such countries. Providing security for personnel and assets in such volatile and dangerous areas is a primary factor considered by companies and governmental agencies making decisions to invest in and send personnel to unstable areas.

         In response to such security problems, corporations are increasingly contracting experienced private companies to perform their security services. Industry studies demonstrate that the security services market in the U.S., which does not contend with the same level of security threats as most lesser-developed nations, is expected to increase at a rate of 7.9% annually from approximately $17 billion in 1994 to approximately $26 billion by the year 2000. Management believes that demand by multi-national corporations and governmental agencies operating in lesser-developed nations for specialized security services, such as risk assessment, crisis management, guard force management, security force organization and executive protection, is likely to increase as such entities continue to establish operations and manufacturing facilities in foreign and developing countries.

                                   BUSINESS

GENERAL

         The Company is a leading provider of effective security solutions to the increasing level of security threats encountered by domestic and foreign law enforcement personnel, governmental agencies and multi-national corporations. These solutions include a broad range of high quality branded manufactured products such as ballistic resistant vests and tactical armor, bomb disposal equipment, less-than-lethal munitions and anti-riot products marketed under brand names such as American Body Armor(TM), Defense Technology(TM) and First Defense(R), and sophisticated security planning, advisory and management services, including the provision of highly trained, multi-lingual and experienced security personnel in violent and unstable areas of the world.

         Founded in 1969 as American Body Armor & Equipment, Inc., the Company until recently was primarily a manufacturer of armored products such as ballistic resistant vests and tactical armor. Since Kanders acquired its interest in the Company in January 1996, the Company has pursued a strategy of growth through acquisition of businesses and assets that complement its existing businesses. Through such acquisitions and the expansion of its existing businesses, the Company seeks to: (i) offer superior customer service through a comprehensive portfolio of security products and services; (ii) capitalize on its growing, diversified, global and institutional client base;
(iii) promote brand development through the quality of its products, superior training and customer service; and (iv) maximize profitability and operational efficiencies. The Company believes that further growth will be generated by the leverage of its distribution network and client base as well as expansion into new territories.

         Because the Company's customers require the highest level of reliability from the Company's products and services the Company focuses on quality, testing, training and support. To demonstrate its commitment to quality, the Company became the first domestic manufacturer of body armor to qualify for ISO 9002 certification by successfully completing an audit certifying its compliance with a comprehensive series of quality management and quality control standards. The Company routinely tests its products before releasing them to customers and tests each layout of its ballistic resistant vests. Recognizing the importance of safe and proper use of its products, the Company offers comprehensive training to end-users and provides extensive customer service support to its distributor network and end users. All security personnel furnished by the Company undergo extensive and on-going training.

         The Company believes that governmental and international agencies and multi-national corporations will continue to face significant threats of violent criminal and hostile activity, terrorism and civil disturbances. The Company therefore expects demand for its products and services to increase as these entities anticipate, mitigate and react to perceived or actual security threats worldwide.

BUSINESS STRATEGY

         The Company approaches its markets by focusing on customer service, providing customized security solutions and offering branded, differentiated products. The Company is pursuing the following business strategy in order to increase its scale and profitability:

         Offer a Comprehensive Portfolio of Solutions to Security Threats. The Company has established a comprehensive portfolio of security solutions that respond to a wide array of customer needs. Historically, the Company manufactured, marketed and sold body armor and related products to law enforcement agencies. Since July 1996, however, the Company has significantly increased the scope of its product offerings through acquisitions of complementary business lines, including less-than-lethal munitions and anti-riot products, military apparel and narcotic identification kits. Through the Company's combination with DSL, the Company has become a leading provider of specialized security solutions that are designed to ensure the safety and security of personnel and fixed assets in remote and hostile areas of the world. The Company intends to continue to diversify its product and service portfolio through internal development and acquisitions of complementary business and product lines.

         Promote Brand Development through Training and Sales Support. The Company's products are sold under established, highly-regarded brand names such as American Body Armor(TM), Defense Technology(TM), First Defense(R) and NIK(R). To maintain the value of these brands, the Company employs strict quality control measures by conducting thorough product testing and providing extensive customer support through a domestic and international network of factory-direct sales representatives. These representatives offer comprehensive customer training and dedicated customer service. DSL is one of the world's oldest and most respected providers of sophisticated security services and protects its reputation through rigorous selection, training and management of personnel.

         Capitalize on the Company's Broad Distribution Network. To sell its portfolio of manufactured products, the Company has developed a broad network of approximately 345 domestic independent distributors and approximately 150 international agents through whom it markets its products to end-users, including domestic and international law enforcement agencies and governmental authorities. The distributors benefit from their association with the Company due to the quality of the Company's manufactured products, the scope of its product line, the high degree of service provided by the Company and the distributors' opportunity to participate profitably in the sale of the Company's products. The wide range of products provided by the Company create efficiencies in distribution which help to lower the Company's selling cost per unit.

         Capitalize on a Diversified, Global and Institutional Service Client Base. DSL's client base includes international law enforcement agencies, governmental authorities, the United Nations, the U.S. State Department and multi-national corporations including petrochemical companies, mineral extraction companies and financial services institutions operating in remote and hostile environments. Once established in a particular region, the Company is often selected by other multi-national organizations currently operating in or expanding operations into that region. Through its service client base, the Company believes it can expand its global presence through additional referrals, enhance its reputation as the provider of choice within certain geographic regions and reinforce its image as an innovative and worldwide provider of specialized security services.

         Maximize Profitability and Operational Efficiencies-Products. The Company manufactures superior quality, high-end products which it sells for premium prices. Because margins are an important consideration, the Company generally has avoided highly-competitive bids for its manufactured products. In addition, the Company maintains production efficiency through its close attention to raw materials purchasing and flexible production planning.

         Maximize Profitability and Operational Efficiencies-Services. The Company provides value-added security services in unstable, high risk areas of the world through highly qualified specialists with extensive international security training and in most cases, military experience. Such services require an in-depth understanding of foreign, political, economic and cultural norms. In certain regions of the world, DSL has opened offices to establish a strong local presence and efficiently gather local intelligence. DSL attempts to absorb these fixed costs across a number of contracts in a particular geographic region to enhance operating margins.

GROWTH STRATEGY

         The Company expects the demand for defensive security products and services to continue to grow in the foreseeable future. The Company seeks to capitalize on this growth through the pursuit of strategic acquisitions, leveraging of existing distribution network and geographic operating presence with new products and services and continued global expansion.

         Pursue Strategic Acquisitions. The Company believes that there currently exists a large pool of attractive acquisition candidates in the manufacturing and service sectors potentially available for purchase. The Company intends to continue to pursue selective acquisitions to enhance its position in its current markets, to acquire operations in new markets and to acquire operations that will broaden the range of products and scope of services which the Company can provide.

         Leverage Distribution Network. The Company plans to leverage its distribution network by expanding its range of branded and differentiated security products through the acquisition of niche defensive security products manufacturers and investment in the development of new and enhanced products which complement the Company's existing offerings. The Company believes that a broader product line will enable it to provide more comprehensive security solutions, thereby strengthening the relationship between the Company and its distributors.

         Leverage Service Client Base. The Company intends to grow with its service clients, particularly those involved in the petrochemical and mineral extraction industries, as they expand their commercial activities in remote and hostile areas. In addition, satisfied clients historically have provided significant growth opportunities for the Company in the form of client referrals, providing additional growth to the Company with little associated marketing expense.

         Continue Global Expansion. The Company seeks to expand the geographic scope of its security product and service offerings through acquisitions, through the extension of its distribution network into new territories and by providing security products and services to existing customers who are expanding geographically. The Company anticipates targeting those regions which contain substantial supplies of natural resources, such as Africa, South America and Russia, and those countries which represent significant opportunities for economic growth, such as India. In addition, many of the Company's existing clients are pursuing rapid global expansion strategies which may provide the Company with access to new territories and prospective new client relationships.

PRODUCTS AND SERVICES

     LAW ENFORCEMENT AND SECURITY PRODUCTS

         Armor Products

         The Company manufactures a wide array of armor products under the brand name American Body Armor(TM) which are designed to protect against bodily injury caused by bullets, knives and explosive shrapnel. The Company's principal armor products are ballistic resistant vests, sharp instrument penetration armor and bomb protective gear. In addition to body armor, the Company also markets an assortment of other personal armor products, including helmets, shields and upgrade armor plates. The Company's lines of ballistic protective vests provide varying levels of protection depending upon the configuration of ballistic materials and the standards (domestic or international) to which the armor is built. The Company's body armor products manufactured in the United States are certified under guidelines established by the National Institute of Justice where applicable.

         The Company offers two types of ballistic resistant armor: concealable armor and tactical armor. Concealable armor, which generally is worn beneath the user's clothing, is the Company's basic line of body armor. These vests are often sold with a shock plate, which is an insert designed to improve the protection of vital organs from sharp instrument attack and to provide enhanced blunt trauma protection.

         Tactical armor is worn externally and is designed to provide protection over a wider area of a user's body and defeat higher levels of ballistic threats. These vests, which are usually manufactured with hard armor ballistic plates that provide additional protection against rifle fire, are designed to afford the user maximum protection.

Tactical armor may also provide enhanced protection against neck, shoulder and kidney injuries. Tactical armor is offered in a variety of styles, including tactical assault vests, tactical police jackets, floatation vests, high-coverage armor and flak jackets.

         The sharp instrument penetration armor manufactured by the Company is designed primarily for use by personnel in correctional facilities and by other law enforcement employees who are primarily exposed to threats from knives and other sharp instruments. These vests are constructed with special metallic blends and are available in both concealable and tactical models. In addition, these vests can be combined with ballistic armor configurations to provide both ballistic and sharp instrument penetration resistant protection.

         The Company manufactures a wide range of bomb protective gear. This equipment, known as Explosive Ordnance Disposal (EOD) equipment, includes bomb disposal suits, which are primarily constructed of an aramid ballistic fabric that is sheathed in a Nomex(R) brand fire-retardant cover. These suits cover the user's entire body (except the hands) and include a fitted helmet that provides protection and communication capabilities. Other EOD equipment manufactured by the Company includes bomb protection blankets and letter bomb suppression pouches. The Company also distributes Scanna(R) letter bomb detection equipment.

         The Company manufactures a variety of hard armor ballistic shields primarily for use in tactical clearance applications. These shields are manufactured using Spectra(R) ballistic fibers, polyethylene ballistic materials, ballistic steel, ceramic tiles, ballistic glass or a combination of any one or more of these materials. Other hard armor products include tactical face masks and helmets, ballistic shields, barrier shields and blankets. These products allow tactical police officers to enter high threat environments with maximum ballistic protection.

         Other specialty products manufactured by the Company include armored press vests, executive vests, raincoats and fireman turnout coats. These specialty products can be custom designed to provide various levels of ballistic protection. The Company also manufactures specialty armor applications for vehicles and aircraft, including the construction of customized armored cars. The Company has the exclusive rights in the United States to distribute Gallet(R) helmets to the law enforcement community. The Company also distributes a variety of items manufactured by others, including gas masks, batons and holsters.

         Less-Than-Lethal Products

         The Company manufactures a complete line of less-than-lethal and anti-riot and crowd control products designed to assist law enforcement and military personnel in handling situations that do not require the use of deadly force. These products, which generally are available for use only by authorized public safety agencies, include pepper sprays, tear gas, specialty impact munitions and distraction devices.

         The Company manufactures pepper sprays containing the active ingredient oleoresin capsicum, a cayenne pepper extract. The Company's pepper spray formula is patented and carries the trademark name of First Defense(R). The products range from small "key-ring" and hand-held units to large volume canisters for anti-riot and crowd control applications.

         The Company's tear gases are manufactured using Orthochlorobenzalmalononitrile (CS) and Chloroacetophenone (CN). These products are packaged in hand-held or launchable grenades, both pyrotechnic and non-pyrotechnic, as well as in 37 mm, 40 mm and 12 gauge munitions. The munitions include barricade rounds, blast dispersions and pyrotechnic canisters. The Company holds a patented design covering two of its non-pyrotechnic grenades.

         The Company manufactures a wide range of specialty impact munitions that can be used against either individual targets or in anti-riot and crowd control situations. These products, which range from single projectiles such as bean bags, rubber balls, wood batons and rubber batons to multiple projectile products containing rubber pellets, rubber balls or foam, can be fired from standard 12 gauge shotguns, 37 mm gas guns and 40 mm launchers.

         The Company also manufactures a patented and trademarked device that is used for dynamic entries by specially trained forces where it is necessary to divert the attention of individuals away from an entry area. This product, which carries the trademark name of Distraction Device(R), emits a loud bang and brilliant flash of light when used.

         Narcotic Identification and Evidence Equipment

         The Company assembles and markets portable narcotic identification kits under the NIK(R) brand name which are used by law enforcement personnel to identify a variety of controlled substances, including cocaine, marijuana, heroin and LSD. The Company also assembles and markets evidence collection kits and evidence tape, and has the exclusive rights to distribute Flex-Cuf(R) and Key-Cuff(TM) disposable restraints.

     SPECIALIZED SECURITY SERVICES

         The Company is the world's leading provider of specialized security services in high risk and hostile environments, including Africa, South America, Central Asia, Russia and the Balkans. The core of the Company's security service business is the creation and implementation of solutions to complex security problems in high risk areas through detailed and targeted analysis of potential threats to security, assistance in the secure design of facilities, the provision of highly qualified specialists with extensive international experience in practical security applications and on-going training of security personnel and client personnel with respect to preventive security measures. The Company also provides humanitarian mine clearance and ordnance disposal, maintenance of the security of lines of communication, including airlines and airports, and high risk insurance services.

         The security solutions offered by the Company generally involve security consultation services and the provision of very experienced security personnel who act as planners, trainers, managers, advisors, instructors and liaison personnel. The Company also provides teams of supervisors, many of whom are British Special Air Services ("SAS") veterans, who frequently are employed as premium guards for government embassies. In connection with its security services, the Company utilizes the services of approximately 5,200 locally recruited guards. These guards are supervised, managed and trained by the Company's professional security staff, but approximately 3,000 are employed by local companies that subcontract their manpower to the Company. Other security services provided by the Company include risk assessment, project organization and management, equipping, training and management of existing guard forces, system design, procurement, installation, crisis management, VIP protection, specialist instruction and training and evacuation planning.

CUSTOMERS

     LAW ENFORCEMENT AND SECURITY PRODUCTS

         The Company sells its products through a network of independent distributors who serve the law enforcement communities. In 1996, the Company sold approximately 75% of its products in the U.S., with the balance sold internationally. The primary end-users of the Company's products are law enforcement agencies, local police departments such as the Philadelphia Police Department, state police agencies such as the Georgia State Patrol, state correctional facilities, highway patrols and sheriffs' departments. The Company's largest distributor accounted for approximately 6.1% of the Company's overall revenue from product sales in 1996, and the Company's top ten customers accounted for approximately 21.6% of overall revenue from product sales in 1996.

     SPECIALIZED SECURITY SERVICES

         The Company's principal security services clients include large multi-national corporations that have significant investments in remote and hostile areas of the world. These clients include petrochemical companies, who accounted for approximately 35% of the Company's security business in fiscal 1996, and mining and construction companies, who accounted for approximately 24% of the Company's security business in fiscal 1996. Other significant clients include the United Nations, governmental embassies, including those belonging to the United States, projects funded by the World Bank and the European Commission and a variety of banking, finance, aid and humanitarian organizations and companies engaged in international trade and commerce. The following table sets forth certain information regarding selected current and recent clients, the nature of the security services provided to such clients, and the countries in which such services are being or have been performed.

CLIENT                        COUNTRY                   FACILITY                SERVICES PROVIDED
------                        -------                   --------                -----------------
Anadarko Petroleum            Algeria                   Major oil fields        Expatriate security managers and
 Corporation                                                                    supervisors (1994 to date)

British Petroleum             Colombia                  Exploration rigs        Security coordination management
                                                                                and liaison (1992 to date)

Continental Airlines          Colombia                  Airline                 Passenger/baggage search; aircraft
                                                                                guarding (1993 to date)

DeBeers                       Congo (former Zaire)      Diamond mine            Expatriate security supervisors (1984
                                                                                to date)

European Commission           Bosnia-Herzegovina         --                     Mine clearance training program for
                                                                                the government of
                                                                                Bosnia-Herzegovina (1997 to 1998)

Price Waterhouse              Russia                    Offices                 Guards/investigations (1994 to date)

U.S. Department of            Bahrain, Uganda,          Embassies               Expatriate-managed guard forces
   State                      Congo, Ecuador,                                   (1985 to date)
                              Angola

United Nations                Former Republic of        U.N. facilities         Logistics, manpower and support to
                              Yugoslavia                                        UNPROFOR (1992 to 1996)


MARKETING AND DISTRIBUTION

     LAW ENFORCEMENT AND SECURITY PRODUCTS

         The Company believes that, as a result of its history of providing high quality and reliable armor, less-than-lethal products and narcotic identification and evidence equipment, it enjoys excellent name recognition and a strong reputation in the security industry. The central element of the Company's marketing strategy is to leverage its name recognition and reputation by positioning the Company as a global provider of many of the security products and services that the Company's customers may need. The Company believes that, by positioning itself in this manner, it can capitalize on its existing customer base and its extensive global distribution network, maximize the benefits of its long history of supplying security-related products around the world and leverage its leadership position in the security product and services markets. When entering a foreign market, the Company seeks to penetrate the market by offering the most comprehensive range of products and services available in the security industry. The Company tailors its marketing strategy to each geographic area of the world and will often tailor its product offering by country. The Company believes that there are opportunities for cross-marketing of military and law enforcement products which could strengthen the image of each product group. The Company believes that its ability to cross-market its security products and services will enhance the Company's position as an integrated provider of an extensive assortment of security products and services.

         In addition, the Company has designed comprehensive training programs to provide initial and continuing training to its customers in the proper use of its various product lines. These training programs are typically conducted by trained law enforcement and military personnel hired by the Company for such purpose. The training programs may potentially reduce the Company's liability for damages that the Company may incur from the use of its products. Certain of the Company's training programs also contribute to the Company's revenues. The Company's training programs are an integral part of the Company's customer service offerings. Not only do the training programs enhance customer satisfaction, but they also breed customer loyalty and brand awareness, thereby enabling the Company to sell additional products to the same customer.The Company's marketing effort is further augmented by its involvement with and support of several important law enforcement associations, including the National Tactical Officer's Association, the International Law Enforcement Firearms Instructors, the American Society of Law Enforcement Trainers and the International Association of Chiefs of Police.

         The Company's distribution strategy involves the utilization of a worldwide distribution network of approximately 345 domestic distributors and 150 international agents, as well as 15 regional domestic sales managers who promote the Company's products but refer customers to a local distributor for purchasing. The Company further reinforces distributor loyalty by offering price discounts to high volume distributors. The Company believes its relationships with its distributors are strong. The distributors benefit from their association with the Company due to the quality of the Company's manufactured products, the scope of its product line, the high degree of service provided by the Company and the distributor's opportunity to participate profitably in the sale of the Company's products.

         The Company is continually looking for ways to expand its distribution network. As the Company identifies and acquires businesses that fit strategically into its existing product and service portfolio, the Company believes that it will maximize its distribution network by offering additional products and services. The Company's recent acquisition of Supercraft has opened new channels of global distribution to parts of the world not previously penetrated by the Company. The Company believes that its combination with DSL will allow the Company to take advantage of DSL's extensive access to multi-national corporations, whose security service needs in unstable countries may in the future require security products that complement the services provided. The Company also believes that the addition of these new distribution channels will allow the Company and its subsidiaries to take advantage of each other's distribution networks by offering the products of the other, thereby increasing operating efficiencies.

     SPECIALIZED SECURITY SERVICES

         The Company's experience has been that its most successful form of marketing for its security services is client referrals generated by the professional ability of its personnel. As a result, the Company spends minimal amounts on direct unsolicited marketing for its security service business. The Company does not, however, rely upon client referrals as its only strategy of growth. While the Company will rarely enter a country without a substantial contract for services already in place, the Company regularly seeks out new areas which offer potential investment opportunities for multi-national corporations and present serious security problems which make such investment opportunities risky. In such cases, the Company will make contact with organizations that are either currently investing or considering an investment in such areas. Once established in a new country, the Company employs qualified country project managers, who often speak the language native to that country, to develop additional business.

         The Company also seeks contracts with high visibility customers for security services in the countries in which it operates. Examples of such customers include United States embassies, the United Nations and its related organizations, projects funded by the World Bank and the European Commission, the International Committee for the Red Cross, the International Federation of Red Cross and Red Crescent Societies and large multi-national corporations. The Company may accept a lower profit margin on these contracts because the referral and advertising value of these contracts outweighs any reduced profit that may result from such contracts. By providing services to such high visibility customers, the Company believes that it will be able to increase its market share of the security services required by large multi-national companies operating in those countries.

MANUFACTURING AND RAW MATERIALS

         The Company manufactures substantially all of its bullet, bomb and projectile resistant garments and other ballistic protection devices and assembles its portable narcotic identification kits at its Jacksonville, Florida facility. The Company manufactures virtually all of its less-than-lethal products, other than piece parts which are assembled and used in the finished goods, at its Casper, Wyoming facilities. The Company manufactures most of its military apparel, high visibility garments and some ballistic resistant garments at its manufacturing facility in Westhoughton, England, near Manchester, where Supercraft is located. The primary raw materials used by Company in manufacturing ballistic resistance garments are various ballistic fibers, including Kevlar(R), Twaron(R) and SpectraShield(R). Kevlar(R), an aramid fiber, is a patented product of E.I. Du Pont de Nemours & Co., Inc. ("Du Pont") and is only available from Du Pont and its European licensee. The Company has begun to use SpectraShield(R), a high strength polyethylene product of Allied Signal Corp., as an alternative ballistic resistant fabric to reduce its dependence on Kevlar(R). SpectraShield(R) has been used in combination with Kevlar(R) in approximately 20% of all vests sold by the Company. SpectraShield(R) is not, however, expected to become a complete substitute for Kevlar(R) in the near future due to the fabric's physical characteristics. The Company also uses Twaron(R), an aramid fiber product of Akzo-Nobel Fibers B.V. The Company does not purchase these fibers directly from the manufacturers, but rather purchases fiber from weaving companies who convert the raw fibers into cloth. In the opinion of management, the Company enjoys a good relationship with these weaving companies and believes that, if necessary, it could readily find replacement weavers. See "Certain Transactions."

         The raw materials used by the Company in the production of chemical agents are supplied by several sources. The raw chemicals used in the production of CS tear gas are readily obtainable with the exception of Malononitrile, for which sources are limited. If the Company were unable to obtain Malononitrile, its production of CS tear gas could be severely curtailed. The remainder of the chemicals and piece parts used by the Company are readily available from other suppliers. While it manufactures its armor on a built-to-order basis, the Company does maintain reasonable inventories on its less-than-lethal and anti-riot products.

         The Company purchases other raw materials used in the manufacture of its various products from a variety of sources, and it believes additional sources of supply of these materials are readily available. The Company also owns several molds which are used throughout its less-than-lethal product line.

         The Company adheres to strict quality control standards and conducts extensive product testing throughout its manufacturing process. Raw materials supplied to the Company are also tested to ensure quality. The body armor manufactured by the Company is ISO 9002 certified. ISO 9002 standards are promulgated by the International Organization of Standardization and have been adopted by more than 100 countries worldwide. The Company obtained ISO 9002 certification by successfully completing an audit certifying its compliance with a comprehensive series of quality management and quality control standards. The Company is one of only two corporations in the industry who have earned this prestigious certification. The Company is in the process of seeking ISO 9002 certification for its less-than-lethal products.

COMPETITION

         The markets for the Company's products and services are highly competitive. In the body armor business, the Company competes by attempting to provide superior design and engineering and production expertise with respect to its line of fully-integrated ballistic and blast protective wear. The less-than-lethal product industry has become increasingly competitive and the Company is one of many major manufacturers of such products. The Company believes there are approximately 40 companies marketing less-than-lethal products. The Company competes by attempting to provide a broad variety of less-than-lethal products with unique features and formulations. There can be no assurance, however, that the Company will be able to compete successfully in the future. The principal competitive factors for all of the Company's products are price, quality of engineering and design, production capability and capacity, ability to meet delivery schedules and reputation in the industry.

         The security services industry is extremely competitive and highly fragmented. Companies within the security services industry compete on the basis of the quality of services provided, ability to provide national and international services and range of services offered, as well as price and reputation. The Company's security services also face a wide variety of competition in different areas, although there is no single organization that competes directly with DSL globally. The main competition in supplying security services to the petrochemical and mining industries comes from local security companies, in-house security programs and small consultancy companies. In the embassy and international agency protection business, the competition comes from local companies and from the largest manned guarding companies including the Wackenhut Corporation, Pinkerton's, Inc., Group 4 and ICTS International, N.V. As the countries within which DSL operates become more mature and stable, competition is likely to increase.

PROPERTIES

         The Company's principal facilities consist of the following:

LOCATION                     PRINCIPAL USE                            OWNED/LEASED            APPROXIMATE SIZE
--------                     -------------                            ------------            ----------------
Jacksonville, Florida        Manufacturing, distribution, corporate   Owned                   7 acres 70,000 square
                             headquarters                                                     feet(1)

Casper, Wyoming              Manufacturing, Warehouse, Office         Owned/Leased (2)        60 acres 61,700 square
                                                                                              feet

Westhoughton, England        Sales, Manufacturing, Warehouse          Owned (3)               44,000 square feet

London, England              Sales, Office                            Leased (4)              6,500 square feet



(1) The Company has the capacity to expand the building facility to 142,000 square feet.

(2) Of the four properties at this location, three are owned by DTC. The fourth property occupied by DTC consists of two buildings. DTC owns one building and leases the other. The real property upon which these two buildings are situated is also leased. The leased building and the real property carry an annual rental of $26,400. The lease for this property expires on September 1, 1998.

(3) AHL acquired the property from Bodycote International plc ("Bodycote") as part of the Company's acquisition of Supercraft. Bodycote was determined to have imperfect title to the property. If title to the property is not resolved by December 31, 1997, AHL will receive (pound)536,500, which was placed in escrow at closing.

(4) DSL leases three floors and pays annual rent thereon in an amount equal to(pound)96,000. The lease for this property expires in March 2002.

         In addition, the Company also leases a 50,000 square foot facility in Yulee, Florida, the Company's former manufacturing facility, which it has subleased at full rental value until April 30, 1999, the expiration of the lease. The annual rent for this property is $130,960 plus annual increases. See Note 9 to the Consolidated Financial Statements.

         The Company believes its manufacturing, warehouse and office facilities are suitable, adequate and have sufficient manufacturing capacity for its current and anticipated requirements. The Company believes that it has adequate insurance coverage for all of its properties and their contents.

EMPLOYEES


         As of December 12, 1997, the Company had a total of approximately 3,500 employees, of which approximately 250 were employed in product manufacturing and approximately 3,250 were employed in security services. Approximately 45 employees employed by Supercraft are represented by the General Municipal Boilermaker and Allied Trade Union. The collective bargaining agreement currently in effect for these employees expires on December 31, 1997. None of the Company's remaining employees are represented by unions or covered by any collective bargaining agreements. The Company has not experienced any work stoppages or employee related slowdowns and believes that its relationship with its employees is good.


PATENTS AND TRADEMARKS

         The Company currently has numerous issued U.S. and foreign patents and pending patent applications relating to its product lines. The Company also has several registered trademarks concerning its products. The trademarks include Gold Series GSX(R), Def-Tec Products(R), Distraction Device(R), NIK(R) and Identidrug(R). Although the Company does not believe that its ability to compete in any of its product markets is dependent solely on its patents and trademarks, the Company does believe that the protection afforded by its intellectual property provides the Company with important technological and marketing advantages over its competitors. Although the Company has protected its technologies to the extent that it believes appropriate, there can be no assurance that the Company's measures to protect its proprietary rights will deter or prevent unauthorized use of the Company's technologies. In other countries, the Company's proprietary rights may not be protected to the same extent as in the United States.

ENVIRONMENTAL MATTERS

         The Company and its operations are subject to a number of federal, state and local environmental laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects. Such activities or operations include discharges to air and water, as well as handling, storage and disposal practices regarding solid and hazardous materials. Such laws and regulations may impose liability for the cost of remediating sites of, and certain damages resulting from, past releases of hazardous materials. Environmental laws continue to change rapidly, and it is likely that the Company will be subject to increasingly stringent environmental standards in the future. The Company uses CS and CN chemical agents in connection with its production of tear gas. The chemicals are hazardous, and if not handled and disposed of properly could cause environmental damage. The Company believes that it currently conducts its activities and operations in substantial compliance with applicable environmental laws. The Company believes that its potential liability under the environmental laws, if any, would not have a material adverse effect, individually or in the aggregate, on its results of operations or financial condition. There can be no assurance in this regard, however, nor can there be any assurance that environmental laws will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such environmental laws.

LITIGATION

         In November 1989, the Federal Trade Commission (the "FTC") conducted an investigation into the accuracy of the Company's claims that body armor it sold between 1988 and 1990 complied with testing and certification procedures promulgated by the National Institute of Justice. On November 2, 1994, the Company entered into a consent order voluntarily settling the FTC's charges that the Company engaged in false advertising. Under the consent order, the Company admitted no violations of law but agreed to establish a body armor replacement program under which persons who had purchased body armor between 1988 and 1990 would be identified and offered the chance to buy new replacement body armor at a reduced price. The consent order sets forth many detailed requirements governing the conduct of the replacement program, the retention of records and the avoidance of false or misleading advertising. Failure to comply with the requirements could make the Company liable for civil penalties. On January 4, 1995, the Company filed with the FTC a comprehensive compliance report detailing the manner in which it was performing the obligations imposed upon it by the consent order. In February 1997, the FTC asked for additional information, which the Company believes will be the FTC's final request for information before closing the case.

         On January 30, 1997, the Company commenced an action in the Supreme Court of the State of New York, New York County, against DTCoA, the sole stockholder of DTCoA and the President and Chief Executive Officer of DTCoA (collectively, the "Defendants") claiming that the Defendants breached their agreements relating to the sale of the DTCoA Assets to the Company. The relief sought by the Company includes monetary damages of approximately $515,000, plus accruals, and punitive damages. The Company was granted a preliminary injunction enjoining the Defendants from the unauthorized use of the "Defense Technology" name. In addition, the Company was recently granted another preliminary injunction enforcing the restrictive covenants contained in the Asset Purchase Agreement and the Authorized Distributor Agreement prohibiting the Defendants from competing with the Company. On April 3, 1997, the Defendants filed with the court an answer and counterclaims to the Company's complaint. The Defendants have denied each of the Company's allegations and have asserted several affirmative defenses. Defendants have counterclaimed for, among other things, breach of the terms of the asset purchase agreement and the authorized distributor agreement entered into in connection with the Company's acquisition of the DTCoA Assets. The Company believes that the counterclaims asserted against it are without merit, and intends to vigorously defend such counterclaims.

         The Company and DTC, among other parties, have been named as defendants in a product liability lawsuit claiming damages for wrongful death resulting from the use by law enforcement officers of less-than-lethal products sold by DTCoA. The Company's insurance carrier has assumed the defense of this lawsuit, and the Company does not believe at this time that the outcome of this lawsuit will have a material adverse effect on the Company.

         In addition to the above, the Company, in the normal course of its business, is subject to claims and litigation in the areas of product and general liability. The Company believes that it has adequate insurance coverage for most claims that are incurred in the normal course of business. In such cases, the effect on the Company's financial statements is generally limited to the amount of its insurance deductibles. Management does not believe at this time that any such claims have a material impact on the Company's financial position, operations and liquidity.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the name, age and position of each of the directors, executive officers and significant employees of the Company as of December 12, 1997. Each director of the Company will hold office until the next annual meeting of stockholders of the Company or until his or her successor has been elected and qualified. The executive officers of the Company are appointed by the Board of Directors of the Company and serve at the discretion of the Board of Directors.


                       NAME                          AGE                    POSITION
                       ----                          ---                    --------
Warren B. Kanders..................................   40        Chairman of the Board of Directors
Jonathan M. Spiller................................   46        Director, President and Chief Executive Officer
Burtt R. Ehrlich...................................   58        Director
Nicholas Sokolow...................................   47        Director
Thomas W. Strauss..................................   55        Director
Richard C. Bartlett................................   62        Director
Alair A. Townsend..................................   55        Director
J. Lawrence Battle.................................   46        President--Manufactured Products Division
Richard T. Bistrong................................   35        Vice President--Sales and Marketing
Carol T. Burke.....................................   36        Vice President--Finance
Robert R. Schiller.................................   34        Vice President--Corporate Development
David W. Watson....................................   45        Vice President, Chief Financial Officer, Secretary
                                                                and Treasurer

SIGNIFICANT EMPLOYEES:

Alastair G. A. Morrison............................   54        Chairman, DSL Holdings
Hon. Richard N. Bethell............................   46        Chief Executive Officer, DSL Holdings


         Warren B. Kanders has served as Chairman of the Board of the Company since January 1996. From October 1992 to May 1996, Mr. Kanders served as Vice Chairman of the Board of Directors of Benson Eyecare Corporation. From June 1992 to March 1993, Mr. Kanders was the President and a Director of Pembridge Holdings, Inc.

         Jonathan M. Spiller has served as President and as a Director of the Company since July 1991 and as Chief Executive Officer since September 1993. From June 1991 to September 1993, Mr. Spiller served as the Company's Chief Operating Officer. Mr. Spiller is a chartered and certified public accountant and was previously a partner in the international accounting firm of Deloitte & Touche LLP, where he served for 18 years.

         Burtt R. Ehrlich has served as a Director of the Company since January 1996. Mr. Ehrlich served as Chairman and Chief Executive Officer of Ehrlich Bober Financial Corp. from December 1986 until October 1992 and as a Director of Benson Eyecare Corporation from October 1992 until November 1995.

         Nicholas Sokolow has served as a Director of the Company since January 1996. Mr. Sokolow is a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras. From June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers. Mr. Sokolow is a Director of Rexel, Inc.

         Thomas W. Strauss has served as a Director of the Company since May 1996. Since 1995, Mr. Strauss has been a Principal with Ramius Capital Group, a privately held investment management firm. From June 1993 until July 1995, Mr. Strauss was Co-Chairman of Granite Capital International Group. From 1963 to 1991, Mr. Strauss served in various capacities with Salomon Brothers Inc ("Salomon"), including President and Vice-Chairman.

         Richard C. Bartlett has served as a Director of the Company since May 1996. Mr. Bartlett has served as Vice Chairman of Mary Kay Holding Corporation since January 1993 and served as President, Chief Operating Officer and Director of Mary Kay Inc. from 1987 through 1992. Mr. Bartlett has served as Chairman of the Board of Directors since 1995 and Chief Executive Officer from 1994 to 1995 of The Richmont Group, a holding company with portfolio businesses including financial services, apparel, sporting goods and restaurant chains.

         Alair A. Townsend has served as a Director of the Company since December 1996. Since February 1989, Ms. Townsend has been Publisher of Crain's New York Business. Ms. Townsend currently serves as a Governor of the American Stock Exchange. Ms. Townsend served as New York City's Deputy Mayor for Finance and Economic Development from February 1985 to January 1989.


         J. Lawrence Battle joined the Company on July 22, 1997 as President of its Manufactured Products Division. From September 1996 until April 1997, Mr. Battle served as Chief Development Officer of Physician Solutions, Inc. From August 1994 to September 1996, Mr. Battle served as President and Chief Operating Officer of Dayton Parts, Inc. From August 1992 to August 1994, Mr. Battle served as President of Nutritional Support Services, L.P. From 1987 to 1991, Mr. Battle was Vice President and General Manager of the Automotive Products Division of Ferodo America Inc., a subsidiary of T&N, plc.


         Richard T. Bistrong has served as Vice President of Sales and Marketing of the Company since February 1995. From 1993 to February 1995, Mr. Bistrong held the position of Director of Retail Operations for Fechheimer Brothers Company, a wholly owned subsidiary of Berkshire Hathaway. From 1986 to 1992, Mr. Bistrong was an Executive Vice President of Point Blank Body Armor.


         Carol T. Burke has served as Vice President of Finance of the Company since January 1996. From March 1996 to October 1997, Ms. Burke served as Secretary of the Company. Ms. Burke joined the Company as Controller in January 1995. From 1990 to January 1995, Ms. Burke was a Senior Finance Manager at the Walt Disney Company.


         Robert R. Schiller has served as Vice President of Corporate Development of the Company since July 1996. From 1994 to July 1996, Mr. Schiller was a Principal in the merchant banking firm of Circadian Capital Corporation and from 1993 to 1995 he was a Director of Corporate Finance for Jonathan Foster & Co. L.P. From January 1995 to September 1995, Mr. Schiller served as Chief Financial Officer of Troma, Inc., an independent film studio. From 1991 to 1992, Mr. Schiller served as Vice President of the Special Situation Investment Fund, an investment fund controlled by the Brooke Group.


         David W. Watson joined the Company on August 25, 1997 as its Vice President and Chief Financial Officer. Mr. Watson became Secretary and Treasurer of the Company in October 1997. From May 1994 until August 1997, Mr. Watson served as Vice President of Finance of TT Group Industries, Inc., a $150 million subsidiary of a United Kingdom conglomerate. From June 1986 to September 1993, Mr. Watson was with Monsanto Company, most recently serving as Division Controller--Performance Products. Mr. Watson previously served in various financial capacities with ITT Corporation and Westinghouse Electric Corporation.

         Alastair G. A. Morrison, OBE MC was one of four partners who founded DSL Holdings in 1981. He served as Chief Executive of DSL Holdings from 1981 to 1995 and has served as a Director of DSL Holdings since 1981. Since 1995, Mr. Morrison has served as Chairman of DSL Holdings. From 1961 to 1981, Mr. Morrison was an officer in the Special Air Services of the British Army, achieving the rank of Second in Command, 22 SAS Regiment.

         The Hon. Richard N. Bethell MBE has served as the Chief Executive Officer of DSL Holdings since 1995. Mr. Bethell previously served as a Director of DSL Holdings from 1991 to 1995. From 1988 to 1991, Mr. Bethell was Director and Deputy Chief Executive of Leadership Trust, a leadership training company for senior executives. From 1968 to 1988, Mr. Bethell served as a Senior Officer in the Special Air Services of the British Army.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         On December 3, 1992, without admitting or denying any liability, Mr. Strauss consented to an order of the Commission under which he was suspended from associating with any broker, dealer, municipal securities dealer, investment company or investment advisor for a period of six months, and paid a civil penalty of $75,000. The central claim in these proceedings was that, as President of Salomon, Mr. Strauss delayed in reporting an unauthorized bid by the head of Salomon's Government Trading Desk who reported to one of Mr. Strauss' subordinates. Mr. Strauss has maintained that he reported the unauthorized bid both to Salomon's Chief Executive Officer and General Counsel immediately upon learning of the unauthorized bid.

         Mr. Spiller was the President and Chief Executive Officer of the Company at the time the Company filed for Chapter 11 bankruptcy protection in May 1992 through the confirmation on September 20, 1993 of the Company's Plan of Reorganization.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has standing Audit, Compensation, Nominating and Option Committees. The purpose of the Compensation Committee is to recommend to the Board of Directors the compensation and benefits of the Company's executive officers and other key management. During fiscal 1996, the Compensation Committee consisted of Messrs. Sokolow (Chairman), Kanders and Ehrlich.

DIRECTOR COMPENSATION

         The non-employee directors of the Company participate in the Amended and Restated 1996 Non-Employee Directors Stock Option Plan (the "1996 Directors Plan"). See "Option Plans." Messrs. Kanders, Ehrlich, Sokolow, Strauss and Bartlett and Ms. Townsend are all non-employee directors of the Company. During 1996 each non-employee director, except for Messrs. Kanders and Bartlett, was granted options to purchase 75,000 shares of Common Stock at an exercise price per share equal to the closing trading price of the Common Stock on the date of the grant. No other compensation was paid to directors in 1996.

EXECUTIVE COMPENSATION

         The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the other most highly compensated executive officers of the Company whose annual salary and bonus during fiscal 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                                                                   ANNUAL                       LONG TERM
                                                              COMPENSATION (1)                 COMPENSATION
                                                --------------------------------------       ----------------
                                                                                                SECURITIES
                                                 FISCAL                       ANNUAL            UNDERLYING   ALL OTHER
Name and Principal Position                      YEAR            SALARY       BONUS             OPTIONS(#)   COMPENSATION
---------------------------                      ----            ------       ------            ----------   ------------
Jonathan M. Spiller............................. 1996          $160,000     $ 60,000             24,000      $ 5,775(2)
  Chief Executive Officer and President          1995           160,000       21,000             18,000           --
                                                 1994           140,000       62,000            432,000           --

Richard T. Bistrong............................. 1996           120,000      107,000             50,000           --
  Vice President--Sales and Marketing            1995           120,000      105,000             50,000           --
                                                 1994             --           --                 --              --

Robert R. Schiller.............................. 1996            44,201(3)    45,000            150,000       17,500(4)
  Vice President--Corporate Development          1995             --            --                --              --
                                                 1994             --            --                --              --



(1) The Company has no long-term incentive compensation plan other than the 1994 Incentive Stock Option Plan and the Amended and Restated 1996 Stock Option Plan and various individually granted options. The Company does not award stock appreciation rights, restricted stock awards or long term incentive plan pay-outs.

(2) Represents the dollar value of 7,500 stock award grants awarded to Mr. Spiller in December 1995, which options became fully vested on January 19, 1996. Does not include any amounts that Mr. Spiller may receive with respect to 91,823 shares of Common Stock upon the earlier to occur of (i) the sale by Kanders of at least 452,604 shares of Common Stock or (ii) January 18, 1999. See "Certain Transactions."

(3) Mr. Schiller became an employee of the Company on July 24, 1996. He was paid at an annual rate of salary of $120,000.

(4) Represents compensation earned by Mr. Schiller in his capacity as a consultant to the Company prior to the execution of his employment agreement.

OPTIONS GRANTED IN FISCAL 1996

         The following information is furnished for fiscal 1996 with respect to the Company's Named Executive Officers for stock options granted during such fiscal year. Stock options were granted without tandem stock appreciation rights.



                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL RATES OF STOCK
                      NUMBER OF       % OF TOTAL                                                  PRICE APPRECIATION FOR
                       SECURITIES     OPTIONS       EXERCISE                                                OPTION TERM
                      UNDERLYING      GRANTED TO    PRICE      MARKET PRICE                  ---------------------------------
                       OPTIONS        EMPLOYEES IN  PER        PER SHARE ON     EXPIRATION
NAME                  GRANTED(#)(1)   FISCAL YEAR   SHARE      DATE OF GRANT(2)     DATE       0%($)      5%($)       10%($)
----                  -------------   ------------  ---------  ---------------- ----------   ---------  ---------    ---------
Jonathan M. Spiller..     24,000           5.1        $ 1.00     $4.125         1/19/2006    $ 75,000    $137,261   $  232,781
Richard T. Bistrong..     50,000          10.7           .97      3.8125        1/18/2006     142,125     262,008      445,932
Robert R. Schiller...    150,000          32.1          6.06      6.06          7/24/2006        0        571,665    1,448,712



(1) All options granted to such officers (except those granted to Mr. Schiller) have a term of ten years and were granted under the Company's 1994 Incentive Stock Plan. The options granted to Mr. Schiller have a term of ten years and were granted under the Company's Amended and Restated 1996 Stock Option Plan.

(2) The market price on the date of grant shown for January 18, 1996 and January 19, 1996 is the bid price of the Common Stock as listed on the Bulletin Board on such date. The bid quotations represent inter-dealer prices, and do not include mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. For this reason, and because of the low trading volume of the Common Stock at that time, such bid quotations may not be an accurate reflection of the fair value of the Common Stock on such dates. Therefore, at the direction of the Board of Directors, the Company obtained an independent valuation of the Common Stock during fourth quarter 1995 which valued the Common Stock at $0.77 per share, and the Company used this value in determining the exercise price per share of the options granted on such dates. The market price on the date of grant shown for July 24, 1996 for options granted to Mr. Schiller is the average of the high and low sales prices of the Common Stock on the AMEX on such date.

AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR END OPTION VALUES

         The following table contains certain information regarding options to purchase Common Stock held as of December 28, 1996 by each of the Named Executive Officers. None of the Named Executive Officers exercised any options during fiscal 1996.

                                         NUMBER OF SECURITIES                               VALUE OF
                                        UNDERLYING UNEXERCISED                      UNEXERCISED IN-THE-MONEY
                                        OPTIONS AT FISCAL YEAR END               OPTIONS AT FISCAL YEAR END (1)
                                ---------------------------------------         -------------------------------
Name                              Exercisable         Unexercisable          Exercisable          UNEXERCISABLE
----                              -----------         -------------          -----------          -------------
Jonathan M. Spiller...........      474,000                    0              $3,296,450            $      0
Richard T. Bistrong...........       50,000               50,000                 345,250             345,250
Robert R. Schiller............            0              150,000                       0             272,250

-------------
(1) Calculated on the basis of $7.875 per share, the last reported sale price of the Common Stock on the AMEX on December 28, 1996, less the exercise price payable for such shares.

AGREEMENTS WITH KEY EMPLOYEES

         The Company has entered into an employment agreement with Jonathan M. Spiller which provides that he will serve as the President and Chief Executive Officer of the Company for an initial term expiring January 17, 1999. The agreement provides for a base salary of $200,000 effective January 1, 1997, subject to increase by the Board of Directors, and for yearly bonuses based upon the Company's net income. Mr. Spiller will also be entitled, at the discretion of the Option Committee of the Board of Directors, to participate in the Amended and Restated 1996 Stock Option Plan (the "1996 Option Plan") and other bonus plans adopted by the Company based on his performance and the Company's performance. Mr. Spiller's employment with the Company will continue, unless earlier terminated by Mr. Spiller or by the Company or due to Mr. Spiller's death or disability, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Spiller. See "Certain Transactions" for a description of an agreement between Mr. Spiller and Kanders pursuant to which Mr. Spiller, under certain circumstances, may either purchase 91,823 shares of Common Stock from Kanders for $0.9302 per share or receive the net proceeds of the sale by Kanders of 91,823 shares of Common Stock reduced by $0.9302 per share.

         The Company has entered into an employment agreement with Richard T. Bistrong which agreement provides that he will serve as Vice President--Sales and Marketing of the Company for an initial term expiring January 17, 1999. The agreement provides for a base salary of $120,000 and for yearly bonuses. In addition to his base salary and bonus, Mr. Bistrong received non-qualified stock options to purchase 21,250 shares of Common Stock and incentive stock options to purchase 28,750 shares of Common Stock, in each case at an exercise price of $0.97 per share of Common Stock. These options are exercisable for a period of eight years from the date of the grant, and all of such options vest on January 18, 1999. The vesting of the options may be accelerated on a pro rata basis upon the occurrence of certain events. Pursuant to his employment agreement, Mr. Bistrong will be entitled, at the discretion of the Option Committee of the Board of Directors, to participate in the 1996 Option Plan and other bonus plans adopted by the Company based on his performance and the Company's performance. Mr. Bistrong's employment with the Company will continue, unless earlier terminated by Mr. Bistrong or by the Company or due to Mr. Bistrong's death or disability, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Bistrong.

         The Company has entered into an employment agreement with Robert R. Schiller which provides that he will serve as Vice President--Corporate Development of the Company for an initial term expiring July 23, 1999, at a base salary of $120,000 per year. Effective January 1, 1997, Mr. Schiller's base salary was increased by the

Company to $130,000 per year. Mr. Schiller also received a one-time relocation bonus of $45,000. In addition to his base salary, Mr. Schiller received options under the 1996 Option Plan to purchase 150,000 shares of Common Stock at an exercise price per share equal to $6.06, the market price of the Common Stock on July 24, 1996, the date of the grant. These options vest over a period of three years from the date of the grant, and all of such options become exercisable on July 24, 1999. The vesting of the options may be accelerated on a pro rata basis upon the occurrence of certain events. Pursuant to his employment agreement, Mr. Schiller will be entitled, at the discretion of the Option Committee of the Board of Directors, to participate in the 1996 Option Plan and other bonus plans adopted by the Company based on his performance and the Company's performance. Mr. Schiller's employment with the Company will continue, unless earlier terminated by Mr. Schiller or by the Company or due to Mr. Schiller's death or disability, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr.
Schiller.

OPTION PLANS

     1994 Incentive Stock Plan

         The purpose of the Armor Holdings, Inc. 1994 Incentive Stock Plan (the "1994 Incentive Plan") is to attract, retain and motivate selected employees and officers and to encourage such persons to devote their best efforts to the business and financial success of the Company. The 1994 Incentive Plan was discontinued for the purpose of further stock option grants on January 19, 1996.

         The 1994 Incentive Plan was administered by the Option Committee of the Board of Directors. The Option Committee determined which employees and officers were granted awards pursuant to the 1994 Incentive Plan. The 1994 Incentive Plan provided for grants of stock options and for grants of stock grant awards. The maximum number of shares of the Common Stock reserved and available for grant pursuant to the 1994 Incentive Plan was 1,000,000 shares. Stock options granted under the 1994 Incentive Plan are incentive stock options or non-qualified stock options and have an exercise price equal to the fair market value of the Common Stock at the date of the grant. Options granted under the 1994 Incentive Plan are exercisable no more than ten years from the date of grant at any time after the first six months after the date of grant. Options are not transferable other than by will or by the laws of descent or distribution. Full payment for shares purchased upon exercise of an option must be made at the time of exercise. Stock grant awards entitle the recipient to acquire shares of the Common Stock without payment at dates and upon conditions determined by the Option Committee. Stock grant awards are not transferable. The 1994 Incentive Plan also provided for the grant of loans to recipients of awards under such plan at the discretion of the Option Committee.

     Amended and Restated 1996 Stock Option Plan

         The purpose of the 1996 Option Plan is to afford key employees and consultants of the Company and its subsidiaries who are responsible for the continued growth of the Company an opportunity to acquire an ownership interest in the Company, and thus create in such persons an increased interest in and a greater concern for the welfare of the Company and its subsidiaries.

         The 1996 Option Plan is administered by the Option Committee of the Board of Directors. The Option Committee determines those individuals who will receive options, the time period during which the options may be partially or fully exercised and the number of shares of Common Stock that may be purchased under each option. Options granted under the 1996 Option Plan may be incentive options or non-qualified options. The Option Committee may determine the option exercise price of options granted under the 1996 Option Plan, provided that incentive options granted under the 1996 Option Plan may not have an exercise price of an amount less than the fair market value of the Common Stock on the date of the grant. Under certain conditions, the Board of Directors as a whole has the power to grant options under the 1996 Option Plan.

         Generally, options may be granted only to employees employed and consultants engaged by the Company or of any subsidiary corporation or parent corporation of the Company. Directors who are also employees of the Company are also eligible to participate. Consultants are eligible to receive awards of non-qualified options, but are not eligible to receive incentive stock options. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company will be eligible to receive any incentive stock options under the 1996 Option Plan unless the exercise price is at least 110% of the fair market value of the Common Stock on the date of grant. Options granted under the 1996 Option Plan are not transferable. Except under certain circumstances such as death, disability or retirement and unless otherwise specified by the Board of Directors, options granted under the 1996 Option Plan become null and void upon the termination of an option holder's employment with the Company. Subject to certain limits, the Board of Directors or the Option Committee may amend the 1996 Option Plan.

         At the annual meeting of stockholders held on June 12, 1997, the stockholders of the Company approved the following four amendments to the 1996 Option Plan: (i) the number of shares of Common Stock available for option grants under the 1996 Option Plan was increased by 250,000 shares to 1,750,000 shares; (ii) the governing law of the 1996 Option Plan was changed from Florida to Delaware; (iii) the 1996 Option Plan was restated to comport with recent amendments to Rule 16b-3 promulgated under the Exchange Act; and (iv) a schedule was adopted to permit the grant of options to employees of the Company's United Kingdom subsidiaries.

     Amended and Restated 1996 Non-Employee Directors Stock Option Plan

         The purpose of the 1996 Directors Plan is to attract, retain and compensate for service as directors of the Company highly qualified individuals who are not current or former employees of the Company, by permitting such directors to have a greater personal financial stake in the Company through the ownership of Common Stock, in addition to underscoring their common interest with stockholders in increasing the value of the Common Stock in the long term.

         The 1996 Directors Plan is a formula plan pursuant to which non-qualified options to acquire 75,000 shares of Common Stock will automatically be granted to each Non-Employee Director on the date of his or her initial election or appointment to the Board of Directors in consideration for service as a Director. There are 450,000 shares of Common Stock reserved for issuance under the 1996 Directors Plan. Under the 1996 Directors Plan formula, the exercise price for all 75,000 options granted to each Non-Employee Director under the 1996 Director Plan will be the closing price on the date of the grant of the Common Stock as quoted on the composite tape of the American Stock Exchange, or on such exchange as the Common Stock may then be trading. Of the 75,000 options granted to each Non-Employee Director, options to acquire 25,000 shares become exercisable upon each of the first three anniversary dates following the date of the grant and all 75,000 options granted to each Non-Employee Director shall expire ten years from the date of grant. The exercise price must be paid in cash. If, on the day of the grant, counsel for the Company determines, in its sole discretion, that the Company is in possession of material, undisclosed information that would prevent it from issuing securities, then the grant of options to Non-Employee Directors will be suspended until the second day after public dissemination of the information (or the first trading day thereafter). The amount, pricing and other terms of the grant will remain as set forth in the 1996 Directors Plan, with the exercise price of the option to be determined in accordance with the formula on the date the option is finally granted.

         Upon retirement, a Non-Employee Director's options will continue to become exercisable and must be exercised by the earlier of (i) 36 months following the date of retirement or (ii) the expiration of the applicable option period, or such options shall be forfeited. Upon a Non-Employee Director's disability or death, those options held by the Non-Employee Director for at least one year prior to the date of death or the date of cessation of service following disability shall become immediately exercisable. The Non-Employee Director or his/her legal representatives or heirs must exercise such options by the earlier of (i) six months or 36 months from the date of cessation of service due to disability or death, respectively, as the case may be, or (ii) the expiration of the applicable option period, or such options shall be forfeited. Should an individual cease to serve as a Non-Employee Director for any reason other than retirement, disability, death or cause, he/she will have 90 days within which to exercise only those options which were exercisable as of the date he/she ceased to serve as a director.

         At the annual meeting of stockholders held on June 12, 1997, the stockholders of the Company approved two amendments to the 1996 Directors Plan. As a result, the number of shares of Common Stock available for issuance under the 1996 Directors Plan was increased by 150,000 shares to a total of 450,000 shares and certain adjustments were made to the 1996 Directors Plan to comport with recent amendments to Rule 16b-3 promulgated under the Exchange Act.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 12, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock; (ii) each director and Named Executive Officer and (iii) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218.

                                                                                AMOUNT AND NATURE
                                                                                 OF BENEFICIAL
                                                                                  OWNERSHIP(1)
                                                                      ----------------------------------
NAMED EXECUTIVE OFFICERS,
DIRECTORS OR 5% STOCKHOLDERS                                          NUMBER                     PERCENT
----------------------------                                          ------                     -------
Warren B. Kanders and Kanders
 Florida Holdings, Inc.(2)........................................... 3,937,178                  24.6%

Nevis Capital Management, Inc.(3).................................... 1,268,600                   7.9

Jonathan M. Spiller(4)...............................................   790,205                   4.8

Richmont Capital Partners I, L.P.(5).................................   725,000                   4.5

Burtt R. Ehrlich(6)..................................................   264,100                   1.6

Nicholas Sokolow(7)..................................................   180,000                   1.1

Hon. Richard N. Bethell(8)...........................................   140,159                      *

Alastair G.A. Morrison(9)..........................................     122,644                      *

Richard T. Bistrong(10)..............................................    83,334                      *

Thomas W. Strauss(11)................................................    75,000                      *

Carol T. Burke(12)...................................................    35,000                      *

Alair A. Townsend(13)................................................    30,516                      *

Richard C. Bartlett(14)..............................................          0                     *

Robert R. Schiller(15)...............................................          0                     *

J. Lawrence Battle(16)...............................................          0                     *

David W. Watson(17)..................................................          0                     *

All executive officers and directors as a group
  (14 persons)(18)................................................... 5,658,136                  33.2%


------------
*    Less than 1%

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Of such shares, 3,637,178 shares are owned by Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, and 300,000 shares are owned by the Kanders Florida Holdings, Inc. 1996 Charitable Remainder Unitrust, of which Mr. Kanders is trustee. Mr. Kanders disclaims beneficial ownership of the shares owned by the trust.

(3) All such shares are owned by Snowden Limited partnership of which Nevis Capital Management, Inc. is the general partner. The address of Nevis Capital Management, Inc. is 1119 St. Paul Street, Baltimore, Maryland 21202.


(4) Includes options to purchase 574,000 shares of Common Stock. Also includes 43,541 shares owned by Mr. Spiller's children, of which Mr. Spiller disclaims beneficial ownership. Does not include 91,823 shares of which Mr. Spiller may be deemed to have a beneficial ownership interest pursuant to an agreement with Kanders. See "Certain Transactions."


(5) Includes options to purchase 200,000 shares of Common Stock. The address of Richmont Capital Partners I, L.P. ("Richmont") is 4300 Westgrove Drive, Dallas, Texas 75248.


(6) Includes options to purchase 50,000 shares of Common Stock. Also includes 13,400 shares owned by Mr. Ehrlich's children and 25,600 held in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account, of which Mr. Ehrlich disclaims beneficial ownership.

(7) Includes options to purchase 50,000 shares of Common Stock. Also includes 100,000 shares owned by S.T. Investors Fund, LLC ("STIF"), a limited liability company of which Mr. Sokolow is a member and 20,000 shares owned by Mr. Sokolow's children, of which he disclaims beneficial ownership. Also includes 10,000 shares owned by Mr. Sokolow's profit sharing plan.




(8)   Mr. Bethell's address is 60 Bromfelde Road, London, SW4 6PR, United
      Kingdom.


(9) Mr. Morrison's address is 21 Embankment Gardens, Flat 6, London, SW3 4LW, United Kingdom.

(10)   Includes options to purchase 53,334 shares of Common Stock.

(11)   Includes options to purchase 25,000 shares of Common Stock.

(12)   Includes options to purchase 35,000 shares of Common Stock.

(13) Includes 5,516 shares of Common Stock and options to purchase 25,000 shares of Common Stock.
(14) Mr. Bartlett does not own any shares individually. Mr. Bartlett is Chairman of The Richmont Group, whose affiliate, Richmont, is the beneficial owner of 725,000 shares of Common Stock. Mr. Bartlett disclaims beneficial ownership of the shares owned by Richmont.

(15) Mr. Schiller does not own any shares of Common Stock. Pursuant to the terms of his employment agreement, Mr. Schiller was granted options to purchase 150,000 shares of Common Stock on July 24, 1996 under the 1996 Option Plan at an exercise price of $6.06 per share, the market price of the Common Stock on the date of the grant. The options vest over a period of three years from the date of the grant, and all options become exercisable on July 24, 1999.


(16) Mr. Battle does not own any shares of Common Stock. Pursuant to the terms of his employment agreement, the Board of Directors granted to Mr. Battle on October 29, 1997 options to purchase 75,000 shares of Common Stock under the 1996 Option Plan as of September 2, 1997. The exercise price per share is $10.4375, the market price of the Common Stock on September 2, 1997, the date of the grant. The options vest over a period of three years from July 21, 1997, and all options become exercisable on July 21, 2000.

(17) Mr. Watson does not own any shares of Common Stock. Pursuant to the terms of his employment agreement, the Board of Directors granted to Mr. Watson on October 29, 1997 options to purchase 75,000 shares of Common Stock under the 1996 Option Plan as of September 2, 1997. The exercise price per share is $10.4375, the market price of the Common Stock on September 2, 1997, the date of the grant. The options vest over a period of three years from the date of the grant, and all options become exercisable on September 2, 2000.

(18)   See footnotes (2),(4) and (6-17).


                             CERTAIN TRANSACTIONS

         On May 15, 1996, the Company issued options to purchase 300,000 shares of Common Stock to Richmont Capital Partners I, L.P. ("Richmont"), at an exercise price of $7.50 per share, subject to adjustment (the "Richmont Options"). The Richmont Options and the underlying shares, whether vested or unvested, are callable by the Company in the event that the closing price per share of the Common Stock is equal to or greater than $10.00 for a period of ten consecutive trading days after December 31, 1997, upon written notice to Richmont given within 30 days of the conclusion of such ten consecutive trading days during which the closing price per share of the Common Stock was equal to or greater than $10.00. In such event, the Company may require Richmont to exercise the Richmont Options in whole with respect to all such shares within ten days of such notice to Richmont. In the event that Richmont does not exercise the Richmont Options, the Richmont Options will lapse.

         Richmont was also the holder of a Convertible Note in the principal amount of $3.0 million. Richmont converted its Convertible Note into 600,000 shares of Common Stock pursuant to the terms of the Convertible Subordinated Note Purchase Agreement on December 18, 1996. Including the 200,000 Richmont Options which have fully vested and the shares into which Richmont's Convertible Note were converted, Richmont is the beneficial owner of 6.6% of the Company's outstanding Common Stock. Richard C. Bartlett, a Director of the Company, is the Chairman of the Board of Directors of The Richmont Group, the parent corporation of Richmont. Mr. Bartlett disclaims beneficial ownership of any shares of Common Stock beneficially owned by Richmont.

         Kanders and Mr. Spiller entered into an agreement, dated as of January 18, 1996, pursuant to which Kanders granted to Mr. Spiller a beneficial ownership interest in 316,823 shares of Common Stock owned by Kanders. On July 25, 1997, such number of shares were reduced to 91,823 in connection with the Company's public offering of 4,000,000 shares of its Common Stock. As part of such offering, Kanders sold an aggregate of 525,000 shares of Common Stock as part of the underwriters' overallotment option, of which Mr. Spiller received the net proceeds of 225,000 shares. Such agreement provides that, in the event that Kanders sells at least 452,604 shares of Common Stock in a single transaction, then Mr. Spiller will have the option to either (i) pay to Kanders an amount equal to $0.9302 per share, in which event Mr. Spiller will be entitled to receive stock certificates representing such 91,823 shares of Common Stock, or (ii) receive the net proceeds relating to 91,823 shares of Common Stock that are the subject of the sale by Kanders, reduced by $0.9302 per share. In the event that Kanders does not sell at least 452,604 shares of Common Stock as described above, Mr. Spiller's rights to the 91,823 shares of Common Stock will vest on January 18, 1999 so long as, at such time, Mr. Spiller is the President and Chief Executive Officer of the Company and his employment agreement with the Company is in full force and effect and Mr. Spiller is not in breach thereof. If Mr. Spiller's employment agreement with the Company is terminated due to his death or disability, or without cause, prior to January 18, 1999, however, a pro-rata portion of such 91,823 shares of Common Stock, based upon the number of months elapsed from January 18, 1996 in relation to 36 months, will vest to Mr. Spiller. Unless sooner acquired by Mr. Spiller, Mr. Spiller shall have the right to acquire any such vested shares of Common Stock on January 18, 2001 upon payment by Mr. Spiller to Kanders of $0.9302 per share relating to such shares.

         Burtt R. Ehrlich, a Director of the Company, was the holder of a Convertible Note in the principal amount of $250,000. Mr. Ehrlich converted his Convertible Note into 50,000 shares of Common Stock pursuant to the terms of the Convertible Subordinated Note Purchase Agreement on December 18, 1996.

         Thomas W. Strauss, a Director of the Company, was the holder of a Convertible Note in the principal amount of $200,000. Mr. Strauss converted his Convertible Note into 40,000 shares of Common Stock pursuant to the terms of the Convertible Subordinated Note Purchase Agreement on December 18, 1996.

         The Jeanne Kanders Revocable Inter Vivos Trust and the Ralph F. Kanders Revocable Inter Vivos Trust, named for the parents of Warren B. Kanders, the Chairman of the Board of Directors of the Company, were holders of Convertible Notes in the principal amounts of $150,000 and $100,000, respectively. The trusts converted their Convertible Notes into 30,000 and 20,000 shares of Common Stock, respectively, pursuant to the terms of the Convertible Subordinated Note Purchase Agreement on December 18, 1996.

         The Company historically has purchased substantially all of the ballistic resistant fabric used in the manufacture of its products from Clark Schwebel, Inc. ("Schwebel"), a subsidiary of Springs Industries, Inc. and a former holder of 45.7% of the outstanding Common Stock. Kanders purchased all of the capital stock of the Company owned by Schwebel on January 18, 1996. The Company's purchases from Schwebel totaled approximately $3.4 million, $5.1 million and $5.0 million in fiscal 1994, fiscal 1995 and fiscal 1996, respectively, and were made in the normal course of business at prices which the Company believes were competitive with other available sources for such materials.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL


         The Company's authorized capital stock consists of 50 million shares of Common Stock, $0.01 par value per share, and 5 million shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of December 12, 1997, the Company had 16,023,740 shares of Common Stock issued and outstanding. The material terms of the Company's certificate of incorporation (the "Charter") are discussed below.


COMMON STOCK

         Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Common Stock. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all of the assets of the Company, if any, remaining after satisfaction of the debts and liabilities of the

Company. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby by the Company will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         Under the Company's Charter, the Board of Directors is authorized, subject to certain limitations prescribed by law, to issue the Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participation, option or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any such class or series. In addition, the Board of Directors may fix the number of shares constituting any such class or series, and increase or decrease the number of shares of any such class or series, but not below the number of outstanding shares of any such class or series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

         The Company is incorporated under the DGCL. The Company is subject to
Section 203 of the DGCL, which restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the corporation's outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). See "Risk Factors--Effect of Certain Statutory Provisions."


         The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. The Charter provides that, to the fullest extent permitted by the DGCL, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Charter also contains provisions indemnifying the directors, officers and employees of the Company or individuals serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise generally and to the fullest extent permitted by the DGCL.

         Section 203 and certain provisions of the Charter described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board of Directors of the Company. In addition, the limited liability and indemnification provisions in the Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Charter. The limited liability provisions in the Charter will not limit the liability of directors under federal securities laws.


SHARES RESERVED FOR ISSUANCE


         As of December 12, 1997, the Company had 358,000 shares of Common Stock reserved for issuance upon the exercise of outstanding non-qualified options and 589,666 shares of Common Stock issuable upon the exercise of outstanding options under the 1994 Incentive Plan, 782,333 shares of Common Stock reserved for the exercise of options issued pursuant to the 1996 Option Plan and 300,000 shares of Common Stock reserved for the exercise of options issued pursuant to the 1996 Directors Plan. As of December 12, 1997, options for the purchase of 1,017,999 shares of Common Stock will be fully vested. In addition, the Company has reserved for issuance the 4,000,000 shares of Common Stock to be registered hereunder.


TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

LISTING

         The Common Stock is listed on the AMEX under the trading symbol "ABE."


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

         On March 26, 1997, the Company entered into the Credit Facility with Barnett Bank. The Credit Facility provides for a $20 million revolving line of credit. In addition, the Credit Facility provides for a separate sublimit of $5 million under an acceptance facility. The Credit Facility also provides for issuance of letters of credit to the Company.

         The Company's indebtedness under the Credit Facility bears interest, at the Company's option, at a rate of either (i) Barnett Bank's prime rate less .25% or (ii) an adjusted LIBOR rate equal to 2.25% per year over the LIBOR rate.


         As of December 12, 1997 each of the Company's U.S. subsidiaries (the "U.S. Subsidiaries"), other than American Body Armor & Equipment, Inc. ("ABA") and U.S. Defense Systems, Inc. ("USDS"), is a guarantor of the Company's obligations under the Credit Facility. The Credit Facility is secured by a security interest in, among other things, inventory, accounts receivable, equipment and general intangibles of the Company and each of the U.S. Subsidiaries. In addition, as further collateral for the Credit Facility (i) the Company entered into a Pledge Agreement with Barnett Bank pursuant to which the Company pledged as further collateral for the Credit Facility, all of the issued and outstanding capital stock of each of the U.S. Subsidiaries, other than ABA and USDS, and (ii) NIK and DTC entered into a Collateral Assignment with Barnett Bank (the "Collateral Assignment") pursuant to which they each granted a security interest in the trademarks, patents and other intellectual property owned by each entity. The Company agreed to cause any newly formed or acquired subsidiaries to guarantee the Company's obligations under the Credit Facility.


         The Credit Facility contains certain restrictive covenants, including limitations on the encumbrance and transfer of assets, the creation of indebtedness and the maintenance of certain levels of tangible net worth and working capital. In addition, the Credit Facility restricts the payment of dividends. The Credit Facility matures on March 1, 1999, subject to extension under certain circumstances.

                        SHARES ELIGIBLE FOR FUTURE SALE


         As of December 12, 1997, the Company had 16,023,740 shares of Common Stock outstanding. Of these shares, 10,565,325 shares will be freely tradable under the Securities Act, by persons who are not "affiliates" of the Company (in general, an "affiliate" is any person who has a control relationship with the Company). The remaining 5,458,415 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule
144. The Company, its officers and directors and certain existing stockholders of the Company (who in the aggregate beneficially own 7,917,183 shares of Common Stock) have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock, or any securities convertible into or exercisable for Common Stock, owned by them until January 19, 1998 (the "180 Day Period") without the prior written consent of SBC Warburg Dillon Read, as representative of the underwriters used by the Company in connection with the Public Offering of 4,000,000 shares of Common Stock in July 1997. Of such shares, approximately 4,304,000 are pledged as security for loan obligations of certain stockholders. If such stockholders were to default in their obligations and the bank were to foreclose on such pledged shares, such shares could be subject to sale during the 180 Day Period. Additionally, the Company has agreed that, during the 180 Day Period, subject to certain exceptions, it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Public Offering or in connection with future acquisitions.

         In general, under Rule 144 as currently in effect any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares of Common Stock which does not exceed the greater of 1% of the number of then-outstanding shares of the Common Stock (16,023,740 as of December 12, 1997) shares outstanding immediately after the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

         In connection with the DSL Transaction, the Company agreed to register the shares of Common Stock issued by the Company in connection with such transaction for sale under the Securities Act, pursuant to the terms of a registration rights agreement between the Company and each of the holders of such shares. Pursuant to the terms of the registration rights agreement, the holders are entitled to one demand registration right. Such stockholders have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, transfer or otherwise encumber or dispose of any shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock during the 180 Day Period without the prior written consent of SBC Warburg Dillon Read.


         The shares of Common Stock received by Richmont upon conversion of the Convertible Notes have previously been registered. In addition, Richmont also has certain piggyback registration rights with respect to such shares.


         Shares held by certain of the Company's executive officers and directors are subject to a three year lock-up agreement (each a "Kanders Lockup") between such executives and Kanders. Pursuant to the terms of a letter agreement, dated January 18, 1996, each of such executives agreed that he or she will not, directly or indirectly, without the prior written consent of Kanders, offer to sell, sell, grant any options for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of certain of his or her shares of Common Stock or securities convertible into, exercisable or exchangeable for or evidencing any right to purchase or subscribe for, such shares of Common Stock or dispose of any beneficial interest therein for a period of three years from January 18, 1996, except as provided in such letter agreement. Mr. Spiller, Mr. Ehrlich and S.T. Investors Fund, LLC have 746,664, 100,000 and 100,000 shares, respectively, subject to a Kanders Lockup. Mr. Bistrong has 100,000 options subject to a Kanders Lockup and Ms. Burke has 45,000 options subject to a Kanders Lockup.


         No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities, or the availability of such shares, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. Robert L. Lawrence, a member of Kane Kessler, P.C., owns 5,000 shares of Common Stock.

                                    EXPERTS

         The Consolidated Financial Statements of the Company incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 28, 1996 and from the Company's Registration Statement No. 333-28879 on Form S-1 and the Supplemental Consolidated Financial Statements of the Company incorporated in this prospectus by reference from the Company's Registration Statement No. 333-28879 on Form S-1 have been audited by Deloitte & Touche LLP, independent accountants, as stated in their reports appearing thereon and have been so incorporated in reliance upon such reports given upon their authority as experts in accounting and auditing.

         The Consolidated Financial Statements of DSL Group Limited and Subsidiaries incorporated in this prospectus by reference from the Company's Registration Statement No. 333-28879 on Form S-1 as of December 31, 1996 and for the period from June 3, 1996 (date of incorporation) to December 31, 1996 and of DSL Holdings Limited and Subsidiaries as of March 31, 1996 and 1995 and for the two years then ended have been audited by KPMG, as set forth in their reports thereon, which are incorporated herein by reference and have been so incorporated in reliance upon such reports, given on authority of that firm as experts in accounting and auditing.

    No dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.



                            ----------------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Available Information.....................................................3
Incorporation by Reference................................................3
Prospectus Summary........................................................5
Risk Factors..............................................................8
Significant Developments.................................................13
Acquisition Program......................................................14
Selling Stockholders.....................................................16
Price Range of Common Stock and
  Dividend Policy........................................................17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................................................18
Industry Overview........................................................28
Business.................................................................30
Management...............................................................41
Principal Stockholders...................................................50
Certain Transactions.....................................................52
Description of Capital Stock.............................................53
Description of Certain Indebtedness......................................55
Shares Eligible for Future Sale..........................................56
Legal Matters............................................................57
Experts..................................................................57



                                    [LOGO]



                              ARMOR HOLDINGS,INC.



                                ---------------






                               4,000,000 Shares


                                 Common Stock





                                  PROSPECTUS


                             ___________ ___, 1997




                                ---------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Section 145 of the DGCL makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

              As permitted by the DGCL, the Company's Charter provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or
(iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf to the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.


              The Company's Charter provides that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

              The Charter also provides that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

              The Charter also provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under the provisions of Section 145 of the DGCL.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
  NO.         DESCRIPTION
-------       -----------

2.1 Agreement and Plan of Merger, dated July 23, 1996, by and between American Body Armor & Equipment, Inc., a Florida corporation, and the Company (filed as Exhibit 2.1 to Form 8-K, Current Report of the Company, dated September 3, 1996 and incorporated herein by reference).

2.2 Share Acquisition Agreement, dated as of April 7, 1997, between Bodycote, AHL and the Company (filed as Exhibit 2.1 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

2.3 Agreement for the Sale and Purchase of the Whole of the Issued Share Capital of DSL, dated April 16, 1997, between the company, AHL, NatWest Ventures Nominees Limited and Others and Martin Brayshaw (filed as Exhibit 2.2 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

2.4 Share Acquisition Agreement, dated as of June 9, 1997, between the Company, Strontian Holdings Limited, Alpha-A Limited and Others (filed as Exhibit 2.1 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

3.1 Certificate of Incorporation of the Company (filed as Exhibit 3.1 to Form 8-K, Current Report of the Company, dated September 3, 1996 and incorporated herein by reference).

3.2 Certificate of Merger of American Body Armor & Equipment, Inc., a Florida corporation, and the Company (filed as Exhibit 3.2 to Form 8-K, Current Report of the Company, dated September 3, 1996 and incorporated herein by reference).

3.3 Bylaws of the Company (filed as Exhibit 3.3 to Form 8-K, Current Report of the Company, dated September 3, 1996 and incorporated herein by reference).


5.1        Opinion of Kane Kessler, P.C., including consent.*


10.1 Loan Agreement between the Company and Barnett Bank, dated November 14, 1996 (filed as Exhibit 10.1 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.2 Promissory Note, dated November 14, 1996, in the principal amount of $10 million, made by the Company for the benefit of Barnett Bank (filed as Exhibit 10.2 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.3 Acceptance Credit Agreement, dated November 14, 1996, between the Company and Barnett Bank (filed as Exhibit 10.3 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.4 Security Agreement, dated November 14, 1996, between the Company and Barnett Bank (filed as Exhibit 10.4 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.5 Environmental Agreement, dated November 14, 1996, between the Company and Barnett Bank (filed as Exhibit 10.5 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.6 Waiver of Jury Trial, dated November 14, 1996, between Barnett Bank, the Company, NIK, DTC and Armor Holdings Properties, Inc. (filed as Exhibit 10.6 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.7 Security Agreement, dated November 14, 1996, between DTC and Barnett Bank (filed as Exhibit 10.7 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.8 Security Agreement, dated November 14, 1997, between NIK and Barnett Bank (filed as Exhibit 10.8 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.9 Security Agreement, dated November 14, 1996, between Armor Holdings Properties, Inc. and Barnett Bank (filed as Exhibit 10.9 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.10 Guaranty of Payment, dated November 14, 1996, by DTC for the benefit of Barnett Bank (filed as Exhibit 10.10 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.11 Guaranty of Payment, dated November 14, 1996, by NIK for the benefit of Barnett Bank (filed as Exhibit 10.11 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.12 Guaranty of Payment, dated November 14, 1996, by Armor Holdings Properties, Inc. for the benefit of Barnett Bank (filed as Exhibit
           10.12 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.13 Employment Agreement between Jonathan M. Spiller and the Company, dated as of January 18, 1996 (filed as Exhibit 10.6 to Form 10-KSB for fiscal 1995 and incorporated herein by reference).

10.14 Employment Agreement between Richard T. Bistrong and the Company, dated as of January 18, 1996 (filed as Exhibit 10.8 to Form 10-KSB for fiscal 1995 and incorporated herein by reference).

10.15 Employment Agreement between Robert R. Schiller and the Company, dated as of July 24, 1996 (filed as Exhibit 10.13 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).


10.16 Employment Agreement between J. Lawrence Battle and the Company, dated as of October 29, 1997 (filed as Exhibit 10.1 to Form 10-Q for the quarterly period ended September 27, 1997, dated November 11, 1997 and incorporated herein by reference).

10.17 Employment Agreement between David W. Watson and the Company, dated as of October 29, 1997 (filed as Exhibit 10.2 to Form 10-Q for the quarterly period ended September 27, 1997, dated November 11, 1997 and incorporated herein by reference).

10.18 Service Agreement between Alastair G.A. Morrison, the Company and DSL, dated April 16, 1997 (filed as Exhibit 10.16 to Registration Statement No. 333-28879 on Form S-1 of the Company and incorporated herein by reference).

10.19 Service Agreement between the Hon. Richard N. Bethell, the Company and DSL, dated April 16, 1997 (filed as Exhibit 10.17 to Registration Statement No. 333-28879 on Form S-1 of the Company and incorporated herein by reference).

10.20 Jacksonville International Tradeport Purchase and Sale Agreement, dated October 22, 1996, between the Company and Wilma/Skyland Joint Venture, Ltd. (filed as Exhibit 10.32 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.21 Assignment of Purchase and Sale Agreement, dated October 22, 1996, between the Company and Armor Holdings Properties, Inc. (filed as
           Exhibit 10.33 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.22 Construction Escrow Agreement, dated October 22, 1996, between the Company, Armor Holdings Properties, Inc., GB Investment & Company, Inc. and Kent, Ridge & Crawford, as escrow agent (filed as Exhibit
           10.34 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.23 Agreement between Owner and Construction Manager, dated October 10, 1996, between the Company, Armor Holdings Properties, Inc. and GB Investment & Company, Inc. as construction manager (filed as
           Exhibit 10.35 to Form 10-KSB for fiscal 1996, dated March 25, 1997 and incorporated herein by reference).

10.24 Tax Deed, dated April 7, 1997, between the Company and Bodycote (filed as Exhibit 10.1 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.25 Form of Escrow Agreement, dated April 16, 1997, between the Company, the Warrantors and Ashurst Morris Crisp (filed as Exhibit
           10.2 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.26 Form of Registration Rights Agreement, dated April 16, 1997, between the Company and the Vendors (filed as Exhibit 10.3 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.27 Amended and Restated Loan Agreement, dated March 26, 1997, between the Company and Barnett Bank (filed as Exhibit 10.4 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.28 Renewal Promissory Note, dated March 26, 1997, made by the Company in favor of Barnett Bank (filed as Exhibit 10.5 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.29 Form of Amended and Restated Security Agreement, dated March 26, 1997, made by the Company and each of its U.S. subsidiaries, in favor of Barnett Bank (filed as Exhibit 10.6 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.30 Pledge Agreement, dated March 26, 1997, made by the Company in favor of Barnett Bank (filed as Exhibit 10.7 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.31 Form of Collateral Assignment, dated March 26, 1997, made by DTC and NIK in favor of Barnett Bank (filed as Exhibit 10.8 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference.

10.32 Amendment to Acceptance Credit Agreement, dated March 26, 1997, between the Company and Barnett Bank (filed as Exhibit 10.9 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.33 Consent with respect to Guaranty of Payment, dated as of March 26, 1997, of DTC, NIK and Armor Holdings Properties, Inc. (filed as
           Exhibit 10.10 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference.

10.34      Form of Guaranty of Payment, dated November 14, 1996 (filed as
           Exhibit 10.11 to Form 8-K, Current Report of the Company, dated April 22, 1997 and incorporated herein by reference).

10.35 Form of Option for 300,000 shares of Common Stock, dated May 15, 1996 granted to Richmont Capital Partners, I L.P. (filed as Exhibit
           10.34 to Registration Statement No. 333-28879 on Form S-1 of the Company and incorporated herein by reference).

10.36 Agreement, dated June 9, 1997, between the Company and members of senior management of GTL (filed as Exhibit 10.1 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.37 Taxation Indemnity, dated June 9, 1997, by Strontian Holdings Limited in favor of the Company (filed as Exhibit 10.2 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.38 Services Agreement, dated June 9, 1997, between GTL, Alpha-A Limited and others (filed as Exhibit 10.3 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.39 Service Agreement, dated June 9, 1997, between GTL and Mikhail Golovatov (filed as Exhibit 10.4 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.40 Deed of Covenant, dated June 9, 1997, between the Company, Defence Systems Limited, DSL (Overseas) Limited, GTL and Igor Orekhov (filed as Exhibit 10.5 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.41 Deed of Covenant, dated June 9, 1997, between the Company, Defence Systems Limited, DSL (Overseas) Limited, GTL and Mikhail Golovatov (filed as Exhibit 10.6 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.42 Loan Agreement, dated June 9, 1997, between Strontian Holdings Limited and Defence Systems Limited (filed as Exhibit 10.7 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.43 Stock Pledge Agreement, dated June 9, 1997, between Defence Systems Limited, Strontian Holdings Limited, Mikhail Golovatov and Igor Orekhov (filed as Exhibit 10.8 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.44 Termination Agreement of a Joint Venture Agreement relating to GTL, dated June 9, 1997, between DSL (Overseas) Limited, Strontian Holdings Limited, GTL, Defence Systems Limited and Alpha-A Limited (filed as Exhibit 10.9 to Form 8-K, Current Report of the Company, dated June 24, 1997 and incorporated herein by reference).

10.45 Agreement dated October 1, 1997, between the Company, DSL and Martin Brayshaw.**

10.46 Form of Irrevocable Power of Attorney granted by Martin Brayshaw in favor of Jonathan M. Spiller.***


21.1       Subsidiaries of the Company.+


23.1       Consent of Kane Kessler, P.C. (included in Exhibit 5.1).*

23.2       Consent of Deloitte & Touche LLP.*

23.3       Consent of KPMG.*

23.4       Consent of KPMG.*

24.1 Power of Attorney (included in signature page to registration statement).+

*    Filed herewith.
**   Previously filed as Exhibit 10.43.
***  Previously filed as Exhibit 10.44.
+    Previously filed



ITEM 22.   UNDERTAKINGS

              The Company hereby undertakes

              1. To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

              3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              4. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              5. The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

              6. (i) The Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Company undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (ii) The Company undertakes that every prospectus: (i) that is filed pursuant to paragraph 6(i) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              7. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              8. (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              9. The Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

              10. The Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on December 15, 1997.

                                         ARMOR HOLDINGS, INC.



                                         By: /s/ Warren B. Kanders
                                            -----------------------------------
                                             Warren B. Kanders
                                             Chairman of the Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 1997.

Signature                                    Title
---------                                    -----


/s/ Warren B. Kanders                    Chairman of the Board of Directors
-------------------------
Warren B. Kanders



*                                        President, Chief Executive Officer and
-------------------------                Director (Principal Executive Officer)
Jonathan M. Spiller


*                                        Vice President--Finance
-------------------------                (Principal Accounting Officer)
Carol T. Burke


*                                        Director
-------------------------
Burtt R. Ehrlich



*                                        Director
-------------------------
Nicholas Sokolow



                                         Director
-------------------------
Thomas W. Strauss



*                                        Director
-------------------------
Richard C. Bartlett



*                                        Director
-------------------------
Alair A. Townsend


*By: /s/ Warren B. Kanders
     -----------------------------
     Warren B. Kanders
     As attorney-in-fact for each
     of the persons indicated

                                 EXHIBIT INDEX
                                 -------------

The following Exhibits are filed herewith:


   Exhibit No.           Description                                     Page
   -----------           -----------                                     ----

      5.1 Opinion of Kane Kessler, P.C., including consent.

     23.1                Consent of Kane Kessler, P.C. (included in
                         Exhibit 5.1).

     23.2                Consent of Deloitte & Touche LLP.

     23.3                Consent of KPMG.

     23.4                Consent of KPMG.